AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 31, 2018

STARTENGINE CROWDFUNDING, INC.

750 N. SAN VICENTE BLVD
SUITE 800

WEST HOLLYWOOD, CALIFORNIA 90069

800-317-2200

UP TO 1,000,000 SHARES OF COMMON STOCK

DELIVERABLE IN THE FORM OF ELECTRONIC TOKENS (“COMMON TOKENS”))

AND

UP TO 1,136,363 SHARES OF SERIES TOKEN PREFERRED STOCK

DELIVERABLE IN THE FORM OF ELECTRONIC TOKENS (“PREFERRED TOKENS” AND COLLECTIVELY WITH COMMON TOKENS, THE “TOKENS”)

SEE “SECURITIES BEING OFFERED” AT PAGE 34

COMMON SHARES AND TOKENS

	Price to Public	Underwriting discount and commissions (1)	Proceeds to issuer (2)
Per share	$10	$0	$10
Total Maximum	$10,000,000	$0	$10,000,000

(1)       The company has not engaged commissioned sales agents or underwriters; see “Plan of Distribution.” In the event a commissioned sales agent or underwriter is engaged, the company will file a Supplement to this Offering Circular.

(2)       Does not include expenses of the offering; see “Plan of Distribution.”

The minimum investment amount for Common Shares or Tokens is $500.

PREFERRED SHARES AND TOKENS

	Price to Public	Underwriting discount and commissions (3)	Proceeds to issuer (4)
Per share	$8.80	$0	$8.80
Total Maximum	$10,000,000	$0	$10,000,000

(3)       The company has not engaged commissioned sales agents or underwriters; see “Plan of Distribution.” In the event a commissioned sales agent or underwriter is engaged, the company will file a Supplement to this Offering Circular.

(4)       Does not include expenses of the offering; see “Plan of Distribution.”

The minimum investment amount for Preferred Shares or Tokens is $200,000.

The company is seeking to raise up to $10,000,000 (the “maximum offering dollar amount”). The shares of Common Stock and Preferred Stock will be delivered in book-entry form, or, at the option of the investor, recorded in the form of Tokens on the Ethereum Blockchain. The maximum offering dollar amount may be raised through the sale of Common Shares or Common Tokens or Preferred Shares or Preferred Tokens or any combination thereof. Investors in Common Shares or Common Tokens in this offering will be required to grant a proxy to vote their shares to the company’s Chief Executive Officer; see “Risk Factors” and “Securities Being Offered – Common Stock – The Proxy.” This means voting control of the company will remain in the hands of the company’s Chief Executive Officer and its Chairman. See “Security Ownership of Management.”

The company has engaged Prime Trust, LLC of Nevada as an escrow agent (the “Escrow Agent” or “Prime Trust”) to hold funds tendered by investors. We may hold a series of closings at which we receive the funds from the escrow agent and issue the shares or tokens to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering dollar amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by StartEngine in our sole discretion. The offering is being conducted on a best-efforts basis without any minimum target. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us, and since there is no minimum offering amount, we will have access to these funds even if they do not cover the expenses of this offering. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on            , 2018, within two days of the qualification of this offering.

The company is following the “Offering Circular” format of disclosure under Regulation A.

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In this Offering Circular, the term “StartEngine”, “we”, “us”, “our”, or “the company” refers to StartEngine Crowdfunding, Inc. and our subsidiaries on a consolidated basis. The terms “our “StartEngine Capital or funding portal” refers to StartEngine Capital LLC, the terms “StartEngine Secure” or “our transfer agent” refer StartEngine Secure LLC, and the terms “StartEngine Primary” or “our broker-dealer” refer to StartEngine Primary LLC.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

Summary

StartEngine Crowdfunding, Inc. aims to revolutionize how startups and small businesses raise capital. We provide an online electronic platform that connects small and medium-sized businesses seeking capital with investors. Online investment by large numbers of investors in comparatively small amounts is often called crowdfunding.

Nearly 6 million small businesses are organized in the United States according to the U.S. Census Bureau. Most of these companies are in need of capital, and they are having difficulty finding it. Banks are reluctant to lend to small and risky companies. Venture capital funds flow to high growth-potential companies whose founders fit a particular profile in terms of education, age, gender and ethnicity. Founders who do not fit this profile risk their life savings to fund their companies and help them grow.

The JOBS Act, signed by President Obama in 2012, is intended to help solve the funding problems that early-stage and small companies encounter, by giving them access to a completely new source of funds: their friends and families, customers, fans and believers. In turn, those potential investors get the chance to invest in a company, team or idea they believe in, however uncertain eventual success might be.

StartEngine helps companies conduct crowdfunding offerings under the JOBS Act. StartEngine Crowdfunding, Inc. operates under Titles II and IV of the JOBS Act. Title II of the JOBS Act permitted companies to advertise offerings of securities on the internet while selling only to accredited investors. Title IV amended Regulation A under the Securities Act, allowing private companies to advertise the sale of securities to both accredited and non-accredited investors. Our wholly-owned subsidiary, StartEngine Capital LLC, operates under Title III of the JOBS Act, which added Regulation Crowdfunding to the funding options for small companies.

We want to empower thousands of companies to raise capital and create a million jobs in the next five years.

We currently facilitate capital-raising under three different exemptions from registration under the Securities Act, all made possible by the JOBS Act:

•	Title II of the JOBS Act led to Rule 506(c) of Regulation D under the Securities Act. Since September 23, 2013, start-ups have been able to broadly solicit potential investors for their offerings, including presenting their offerings on online platforms, such as ours, to sell securities in their company. Investors under this rule are required to be accredited investors, meaning they meet certain income and net worth thresholds.

•	Title III of the JOBS Act allowed for the adoption of Regulation Crowdfunding. Under Regulation Crowdfunding, companies can raise slightly over $1 million a year from accredited and non-accredited investors. Since the regulation went into effect on May 16, 2016, we have been facilitating these transactions through our wholly owned subsidiary, StartEngine Capital, which is a funding portal registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”).

•	Title IV of the JOBS Act required changes to improve Regulation A, the exemption that we are using for this offering. Under the amendments to Regulation A, which went into effect on June 19, 2015, companies can raise up to $50 million a year from accredited and non-accredited investors.

In addition, companies also utilize our technology platform to sell securities in offerings made outside the United States in reliance on Regulation S under the Securities Act.

We launched our crowdfunding operations in June 2015, as Regulation A went into effect. Elio Motors’ equity crowdfunding offering, hosted on our site, eventually raised $16,917,576 from 6,345 investors. As of June 1, 2018, we have hosted the Regulation A offerings of 13 companies. Regulation Crowdfunding went into effect on May 16, 2016 and as of June 1, 2018 we have acted as intermediary for offerings by 239 companies. As of June 1, 2018, companies on our platform have raised a total of $59.5 million from all offering types. Our subsidiary StartEngine Secure began offering transfer agent services in May 2017 and became a registered transfer agent in November 2017. We currently provide services for 138 companies, and we anticipate that StartEngine Secure will be an important part of our operations in the future.

StartEngine was founded by Howard Marks and Ron Miller. Howard Marks is Chief Executive Officer (“CEO”). Howard founded StartEngine with the mission of helping entrepreneurs achieve their dreams. Howard was the founder and CEO of Acclaim Games, a publisher of online games that is now part of The Walt Disney Company. Before Acclaim, Howard was Chairman of Activision Studios from 1991 until 1997. As a former Board Member, and Executive Vice-President of video game giant Activision, he and a partner took control in 1991 and turned the ailing company into the video game industry leader. As a games industry expert, Howard built one of the largest and most successful games studios in the industry, selling millions of games. He started StartEngine, an unrelated entity, in 2011 as the first startup accelerator in Los Angeles with the goal of helping to make Los Angeles a technology city. After investing in over 60 companies, Howard realized the difficulties entrepreneurs had with raising capital from angel investors and venture capitalists. With the advent of the JOBS Act, Howard realized he could help thousands of entrepreneurs by creating a new company focused on implementing the equity crowdfunding rules. Thus, StartEngine Crowdfunding, Inc. was born in March 2014. Howard is the 2015 "Treasure of Los Angeles" award recipient for his work to transform Los Angeles into a leading technology city, and is a member of Mayor Eric Garcetti's technology council.

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Ron Miller is the chairman and cofounder of StartEngine. When Howard and Ron initially met in the fall of 2013, they recognized that the JOBS Act represented the greatest advancement for entrepreneurship in a generation. From direct experience as entrepreneurs, they recognized that the key to bringing new technologies and innovations to market required capital that is not readily available. As a serial start-up entrepreneur, Ron immediately went into action to advocate for SEC rulemaking to give life to the JOBS Act, raise the initial capital and built a leadership team to drive the sales and marketing plan to help StartEngine establish a leading position in the market.

Prior to StartEngine, Ron founded, built and sold five companies through management buyouts, private equity, private investors, and public markets. He was also nominated as a four-time Inc. 500/5000 award recipient and was an Ernst & Young entrepreneur of the year award finalist. As Chairman, Ron brings his deep experience as a leader and strategist to the company.

The Offering

The offering is for Common Stock and Series Token Preferred Stock of StartEngine Crowdfunding, Inc. The Tokens representing the shares of common or preferred stock will be delivered on the Ethereum Blockchain using a smart contract. The rights of the Common Stock and the Series Token Preferred Stock are described more fully in “Securities Being Offered.”

The Tokens will be delivered electronically on the Ethereum Blockchain through smart contracts with custom software code. The software code of these smart contracts is open source and published and can be verified at the website https://github.com/StartEngine/ldgr_smart_contracts.

Securities offered (1)	Maximum of 1,000,000 shares of Common Stock Maximum of 1,136,363 shares of Series Token Preferred Stock

Shares of Common Stock outstanding before the offering (2)	7,430,310 shares

Shares of Preferred Stock outstanding before the offering (3)	6,754,261 shares

Shares of Common Stock outstanding after the offering	8,430,310 shares

Shares of Preferred Stock outstanding after the offering	7,890,624 shares

Delivery of the Tokens	In order to receive shares represented in Token form, investors in this offering will be required to obtain a compatible crypto-wallet, such as MyEtherWallet, Mist, Parity or imToken. See “Plan of Distribution.” Shares not represented by Tokens will be delivered by book entry.

Use of proceeds	The net proceeds of this offering will be used primarily to cover marketing costs and operating expenses, including salaries to our executive officers. The details of our plans are set forth in our “Use of Proceeds” section.

(1) The company is seeking to raise a maximum dollar amount of $10,000,000, see “Plan of Distribution.”

(2) Does not include shares issuable upon the exercise of options issued under the 2015 Equity Incentive Plan.

(3) Investors who invest at least $200,000 will be eligible to purchase shares of our Preferred Stock.

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Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

Risk Factors Related to the Company and its Business

•	We are an early stage company and have not yet generated any profits;
•	Our financials were prepared on a “going concern” basis;
•	Any valuation of the Company at this stage is difficult to assess;
•	We operate in a regulatory environment that is evolving and uncertain;
•	We operate in a highly regulated industry;
•	We are seeking registration as a broker-dealer, and if approved, of which there can be no assurance, our business model and pricing structure will be altered;
•	We may be liable for misstatements made by issuers;
•	Our compliance is focused on U.S. laws and we have not analyzed foreign laws regarding the participation of non-U.S. residents;
•	StartEngine’s service offerings are relatively new in an industry that is still quickly evolving;
•	We have an evolving business model;
•	We are reliant on one main type of service;
•	Our future plans include the use of blockchain technology, including the Ethereum protocol;
•	We depend on key personnel and face challenges recruiting needed personnel;
•	StartEngine and its providers are vulnerable to hackers and cyber attacks;
•	The SEC may suspend trading in a stock when the SEC is of the opinion that a suspension is required to protect investors and the public interest;
•	StartEngine currently relies on one escrow agent and technology service provider;
•	We are dependent on general economic conditions;
•	We face significant market competition;
•	We may not be able to protect all of our intellectual property;
•	Our revenues and profits are subject to fluctuations;
•	If the company cannot raise sufficient funds it will not succeed; and
•	There is no minimum amount set as a condition to closing this offering.

Risk Factors Related to the Common Stock, Preferred Stock, Tokens and the Offering

•	There is uncertainty as to the amount of time it will take for us to deliver securities to investors under this offering;
•	Investors in our Common Stock of Common Tokens will have to assign their voting rights;
•	Investors in our Series Token Preferred Stock or Preferred Tokens will have to be subject to drag along rights;
•	Voting control is in the hands of a few large stockholders;
•	We are offering a discount on our stock price to investors in Preferred Stock or Preferred Tokens;
•	The exclusive forum provision in the subscription agreements may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes;
•	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreements, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreements;
•	Future fundraising may affect the rights of investors;
•	Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our company;
•	There is no current market for our Common Stock or Preferred Stock or Tokens;
•	You will need to keep records of your investment for tax purposes;
•	The digital wallets you will use to hold Tokens may be subject to cybersecurity breaches;
•	Digital wallets are vulnerable to physical or electronic computer break-ins, viruses and similar disruptive issues and security breaches;
•	The smart contract will have limited functionality and you will only be able to transfer Tokens through the transfer agent;
•	We will be relying on a third party network to issue the smart contracts;
•	The smart contracts will be different than other smart contracts; the definitive ownership of the ownership will be recorded on the transfer agent’s stock ledger;
•	The smart contracts may be vulnerable and may not work as anticipated, and you may have to go through administrative hassles to have your Tokens re-issued or may not be able to hold your shares in the form of Tokens;
•	Law enforcement officials may face particular challenges when investigating blockchain activities and, as a result, investor remedies may be limited;
•	The further development and acceptance of digital assets and use of blockchain technology, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate;
•	The slowing or stopping of the development or acceptance of digital assets or use of blockchain technology may adversely affect our business and your investment; and
•	Our price of Common Stock, Preferred Stock or Tokens may be volatile.

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RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risk Factors Related to the Company and its Business

We are an early stage company and have not yet generated any profits.

StartEngine was formed in 2014. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. StartEngine has incurred a net loss and has had limited revenues generated since inception. There is no assurance that we will be profitable in the next three years or generate sufficient revenues to pay dividends to the holders of the shares.

Our financials were prepared on a “going concern” basis.

Our financial statements were prepared on a “going concern” basis. Certain matters, as described below and in Note 1 to the accompanying financial statements indicate there may be substantial doubt about the company's ability to continue as a going concern. However, based on management's assessment of operations and financing, they determined that the substantial doubt was alleviated. We have not generated profits since inception, and we have had a history of losses. We have sustained losses of $2,280,174 and $2,930,568 for the years ended December 31, 2017 and 2016, respectively, and have an accumulated deficit of $6,640,600 as of December 31, 2017. Our ability to continue operations is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, which the company has not been able to accomplish to date, and/or to obtain additional capital financing.

Any valuation of the Company at this stage is difficult to assess.

The valuation for the offering was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

We operate in a regulatory environment that is evolving and uncertain.

The regulatory framework for online capital formation or crowdfunding is very new. The regulations that govern our operations have been in existence for a very few years. Further, there are constant discussions among legislators and regulators with respect to changing the regulatory environment. New laws and regulations could be adopted in the United States and abroad. Further, existing laws and regulations may be interpreted in ways that would impact our operations, including how we communicate and work with investors and the companies that use our platforms’ services and the types of securities that our clients can offer and sell on our platform. For instance, over the past year, there have been several attempts to modify the current regulatory regime. Some of those suggested reforms could make it easier for anyone to sell securities (without using our services). Any such changes would have a negative impact on our business. Moreover, certain types of securities offered utilizing our platforms (e.g., cryptocurrencies and other digital assets) have been subjected to increased regulatory scrutiny.

We operate in a highly regulated industry.

We are subject to extensive regulation and failure to comply with such regulation could have an adverse effect on our business. Further, our subsidiary StartEngine Capital LLC is registered as a funding portal; our subsidiary StartEngine Secure LLC is registered as a transfer agent; and our subsidiary StartEngine Primary LLC is in the process of applying to become a broker-dealer and to operate an alternative trading system. Once we become a broker-dealer we will have to comply with additional stringent regulations, and the operation of our broker-dealer and alternative trading system services may increase our liability exposure. Regulated entities are frequently subject to examination, constraints on their business, and in some cases fines. See "Regulations." In addition, some of the restrictions and rules applicable to our subsidiaries could adversely affect and limit some of our business plans

We are seeking registration as a broker-dealer, and if approved, our business model and pricing structure will be altered.

We are currently not a broker-dealer and have structured our current business model in a way that we believe allowed and allows us to act in this arena without registration. However, if StartEngine Primary LLC’s application is approved and it begins operating as a broker-dealer and facilitating an alternative trading system, we will be subjected to additional federal and state laws. We will not only be subjected to federal and state requirements but will also need to comply with the requirements of FINRA, the self-regulatory organization, that apply to broker-dealers. We will be required to hire personnel with specific qualifications and pay them in accordance with their experience. We will be subject to periodic examinations and required to change aspects of our business processes and communications in response to the findings of those examinations. This change will increase our compliance costs as well as increase our exposure to liabilities, including subjecting us to liability for misstatements made by issuers utilizing our services; see “Business – Regulations.” It is unclear that the additional fees and business that we anticipate by expanding our offerings will indeed develop, and even if we do receive additional revenues, whether those revenues will be able to offset the additional compliance costs.

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We may be liable for misstatements made by issuers.

Under the Securities Act and the Exchange Act, issuers making offerings through our funding portal may be liable for including untrue statements of material facts or for omitting information that could make the statements misleading. This liability may also extend in Regulation Crowdfunding offerings to funding portals, such as our subsidiary. There may also be circumstances in which we are liable for making misleading statements in connection with Regulation A and Regulation D offerings. Further, once we become a broker-dealer, we may be liable for statements by issuers utilizing our services. See “Regulation – Regulation Crowdfunding – Liability” and “Regulation – Regulation A and Regulation D – Liability”. Even though due diligence defenses may be available; there can be no assurance that if we were sued we would prevail. Further, even if we do succeed, lawsuits are time consuming and expensive, and being a party to such actions may cause us reputational harm that would negatively impact our business. Moreover, even if we are not liable or a party to a lawsuit or enforcement action, some of our clients have been and will be subject to such proceedings. Any involvement we may have, including responding to document production requests, may be time-consuming and expensive as well.

Our compliance is focused on U.S. laws and we have not analyzed foreign laws regarding the participation of non-U.S. residents.

Some of the investment opportunities posted on our platform are open to non-U.S. residents. We have not researched all the applicable foreign laws and regulations, and we have not set up our structure to be compliant with foreign laws. It is possible that we may be deemed in violation of those laws, which could result in fines or penalties as well as reputational harm. This may limit our ability in the future to assist companies in accessing money from those investors, and compliance with those laws and regulation may limit our business operations and plans for future expansion.

StartEngine’s product offerings are relatively new in an industry that is still quickly evolving.

The principal securities regulations that we work with, Rule 506(c), Regulation A and Regulation Crowdfunding, have only been in effect in their current form since 2013, 2015 and 2016, respectively. StartEngine’s ability to continue to penetrate the market remains uncertain as potential issuer companies may choose to use different platforms or providers (including, in the case of Rule 506(c) and Regulation A, using their own online platform), or determine alternative methods of financing. Investors may decide to invest their money elsewhere. Further, our potential market may not be as large, or our industry may not grow as rapidly, as anticipated. With a smaller market than expected, we may have fewer customers. Success will likely be a factor of investing in the development and implementation of marketing campaigns, subsequent adoption by issuer companies as well as investors, and favorable changes in the regulatory environment.

We have an evolving business model.

Our business model is one of innovation, including continuously working to expand our product lines and services to our clients, such as our expansion into the digital assets arena and the transfer agent space as well as our planned foray into becoming a broker-dealer and an alternative trading system; see the “The Company’s Business – Principal Products and Services – Services under Development”. It is unclear whether these services will be successful. Further, we continuously try to offer additional types of services, and we cannot offer any assurance that any of them will be successful. From time to time we may also modify aspects of our business model relating to our service offerings. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results.

We are reliant on one main type of service.

All of current services are variants on one type of service — providing a platform for online capital formation. Our revenues are therefore dependent upon the market for online capital formation.

We depend on key personnel and face challenges recruiting needed personnel.

Our future success depends on the efforts of a small number of key personnel, including our founder and Chief Executive Officer, Howard Marks, and our compliance, engineering and marketing teams. Our software engineer team and in particular David Zhang, as well as our compliance and marketing teams led by Mary Frances Knight and Johanna Cronin, are critical to continually innovate and improve our products while operating in a highly regulated industry. In addition, due to our limited financial resources and the specialized expertise required, we may not be able to recruit the individuals needed for our business needs. There can be no assurance that we will be successful in attracting and retaining the personnel we require to operate and be innovative.

StartEngine and its providers are vulnerable to hackers and cyber attacks.

As an internet-based business, we may be vulnerable to hackers who may access the data of our investors and the issuer companies that utilize our platform. Further, any significant disruption in service on the StartEngine platform or in its computer systems could reduce the attractiveness of the StartEngine platform and result in a loss of investors and companies interested in using our platform. Further, we rely on a third-party technology provider to provide some of our back-up technology as well as act as our escrow agent. Any disruptions of services or cyber attacks either on our technology provider or on StartEngine could harm our reputation and materially negatively impact our financial condition and business. Further, platforms that use blockchain technology can be subject to cybersecurity threats. Hackers or other malicious groups or organizations may attempt to interfere with the blockchain through different means, including but not limited to malware attacks, denial of service attacks, or consensus based attacks. Transactions can also be subject to fraud and theft.

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The SEC may suspend trading in a stock when the SEC is of the opinion that a suspension is required to protect investors and the public interest. A suspension of our Tokens or any our clients’ tokens or stocks could adversely affect our business.

Recently, the SEC has issued trading suspension on the common stock of the issuers making false or misleading claims about their ICOs. The SEC stated specific instances of circumstances that might lead to a trading suspension include:

•	A lack of current, accurate, or adequate information about the company – for example, when a company has not filed any periodic reports for an extended period.

•	Questions about the accuracy of publicly available information, including in company press releases and reports, about the company’s current operational status and financial condition.

•	Questions about trading in the stock, including trading by insiders, potential market manipulation, and the ability to clear and settle transactions in the stock.

The SEC could suspend the trading of our Tokens or the tokens and shares of our clients, which could have an adverse affect on our company.

StartEngine currently relies on one vendor for escrow and technology services.

We currently rely on Prime Trust to provide technology services for processing investment transactions (e.g., processing credit card and payments, electronic execution of the subscription agreements, etc.) and all escrow services related to offerings on our platform. Any change in this relationship will require us to find another technology service provider, escrow agent and escrow bank. This may cause us delays as well as additional costs in transitioning our technology.

We are dependent on general economic conditions.

Our business model is dependent on investors investing in the companies presented on our platforms. Investment dollars are disposable income. Our business model is thus dependent on national and international economic conditions. Adverse national and international economic conditions may reduce the future availability of investment dollars, which would negatively impact our revenues and possibly our ability to continue operations. It is not possible to accurately predict the potential adverse impacts on the company, if any, of current economic conditions on its financial condition, operating results and cash flow.

We face significant market competition.

We facilitate online capital formation. Though this is a new market, we compete against a variety of entrants in the market as well likely new entrants into the market. Some of these follow a regulatory model that is different from ours and might provide them competitive advantages. New entrants could include those that may already have a foothold in the securities industry, including some established broker-dealers. Further, online capital formation is not the only way to address helping start-ups raise capital, and the company has to compete with a number of other approaches, including traditional venture capital investments, loans and other traditional methods of raising funds and companies conducting crowdfunding raises on their own websites. Additionally, some competitors and future competitors may be better capitalized than us, which would give them a significant advantage in marketing and operations.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including obtaining trademarks for our brand names, protecting our products and websites, maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future protections for our intellectual property or defend our current trademarks and future trademarks and patents. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert infringement claims with respect to our products or technologies. Any litigation for both protecting our intellectual property or defending our use of certain technologies could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: number of investors and amount of investors’ dollars, the success of world securities markets, general economic conditions, our ability to market our platform to companies and investors, headcount and other operating costs, and general industry and regulatory conditions and requirements. The company's operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

If the company cannot raise sufficient funds it will not succeed.

StartEngine is offering securities in the amount of up to $10 million in this offering, and may close on any investments that are made. Even if the maximum amount is raised, the company is likely to need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, it may not survive. If the company manages to raise only a portion of funds sought, it will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.” We do not have any alternative sources of funds committed.

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There is no minimum amount set as a condition to closing this offering.

Because this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

Risk Factors Related to the Common Stock, Preferred Stock, Tokens and the Offering

There is uncertainty as to the amount of time it will take for us to deliver securities to investors under this offering.

The process for issuance of Common or Preferred Stock or Common or Preferred Tokens is set out in “Plan of Distribution.” There may be a delay between the time you execute your subscription agreement and tender funds and the time securities are delivered to you, while we and the Escrow Agent complete our subscription and due diligence process and we submit a disbursement request to the Escrow Agent. Although, based on our experience in our prior offering, investors who provide the information required by the subscription agreement and give accurate instructions for the payment of the subscription price should receive their securities in no more than six months, we cannot guarantee that you will receive your securities by a specific date or within a specific timeframe.

Investors in our Common Stock or Common Tokens will have to assign their voting rights.

As part of this investment, each investor in our Common Stock or Common Tokens will be required to agree to the terms of the Subscription Agreement included as Exhibit 4.1 to the Offering Statement of which this Offering Circular is a part. By each such investor’s execution of the Subscription Agreement and under the terms thereof, that investor will grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the company’s CEO. That will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the company’s IPO or acquisition by another entity, which may never happen.

Investors in our Series Token Preferred Stock or Preferred Tokens will be subject to drag-along rights.

As part of this investment, each investor in our Series Token Preferred Stock or Preferred Tokens will be required to agree to drag along rights contained in our subscription agreement included as Exhibit 4.2 to the Offering Statement of which this Offering Circular is a part. In the event the company’s Board and the holders of a majority of the company’s voting stock vote in favor of a sale of the company, and holders of our Preferred Tokens do not approve the sale, a Series Token Preferred Stock or Preferred Token holder will be required to sell his/her shares; see “Securities Being Offered –Preferred Stock – Drag Along Rights” below. Specifically, holders of such securities will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their tokens, and regardless of whether they believe the transaction is in their best interests.

Voting control is in the hands of a few large stockholders.

Voting Control is concentrated in the hands of a small number of shareholders. Whether or not your tokens are subject to the proxy discussed above, you will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Some of the larger stockholders include, or have the right to designate, executive officers and directors of our Board. These few people and entities make all major decisions regarding the company. As a minority shareholder and a signatory to the proxy agreement, you will not have a say in these decisions.

We are offering a discount on our stock price to investors in the Preferred Stock or Preferred Tokens.

Investors investing over $200,000 in Preferred Stock or Preferred Tokens will receive an additional discount on the offering price; see “Plan of Distribution.” This discount for those investing over $200,000 may immediately dilute the value of your stock. Therefore, the value of shares of investors who pay the full price in this offering will be diluted by investments made by investors entitled to the discount, who will pay less for the same stake in the company.

The exclusive forum provision in the subscription agreements may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

Section 7 in each of the subscription agreements for this offering includes a forum selection provision that requires any claims against the company based on the subscription agreement be brought in a court of competent jurisdiction in the State of New York; see “Securities Being Offered – Common Stock – Forum Selection Provision” and “Securities Being Offered – Preferred Stock – Forum Selection Provision.” The forum selection provision will not be applicable to lawsuits arising from the federal securities laws. The provision may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations. There is also the possibility that the exclusive forum provision may discourage stockholder lawsuits, or limit stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our officers and directors. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

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Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreements, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreements.

Investors in this offering will be bound by the subscription agreements, each of which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the subscription agreement, in a court of competent jurisdiction in the State of New York. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when our Common Stock, Preferred Stock, Common Token or Preferred Tokens are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to those securities or to the transferor with regard to ownership of those securities, that were in effect immediately prior to the transfer of the Common Stock, Preferred Stock, Common Token or Preferred Tokens, including but not limited to the subscription agreement.

Future fundraising may affect the rights of investors.

In order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the company.

Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our company.

Holders of our outstanding Preferred Stock, including the Series Token Preferred Stock offered in this offering, have liquidation preferences over holders of Common Stock, including the Common Tokens being offered in this offering. This liquidation preference is paid if the amount a holder of Preferred Stock would receive under the liquidation preference is greater than the amount such holder would have received if such holder’s shares of Preferred Stock had been converted to Common Stock immediately prior to the liquidation event. Holders of Series A Preferred Stock and Series Token Preferred Stock are entitled to liquidation preferences superior to Series Seed Preferred Stock. See “Securities Being Offered – Preferred Stock – Right to Receive Liquidation Distributions”. If a liquidation event, including a sale of our company, were to occur that resulted in a distribution of less than approximately $7 million plus the amount of Series Token Preferred Stock sold in this offering to our stockholders, the holders of our Preferred Stock (including Series Token Preferred Stock) could be entitled to all proceeds of cash distributions.

There is no current market for our Common Stock or Preferred Stock or Tokens.

There is no formal marketplace for the resale of our Common Stock or Preferred Stock or for our Common Token or Preferred Tokens. These securities may be traded over-the-counter to the extent any demand exists. These securities are illiquid and there will not be an official current price for them, as there would be if we were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their Tokens or shares as collateral. Further, certain investors are required to assign their voting rights as a condition to investing; see “Risk Factors — Investors in our Common Stock or Common Tokens will have to assign their voting rights.” This assignment of their voting rights may further limit an investor’s ability to liquidate their investment. Since we have not yet established a trading forum for the Common Stock or Preferred Stock or for our Common Tokens or Preferred Tokens, there will be no easy way to know what these securities are “worth” at any time. While certain broker-dealers are in the process of establishing “alternative trading systems” or “ATSs” with the objective of providing a trading forum for digital assets such as the Tokens, and while we are currently in discussions with such ATSs (such as tZero) regarding the potential quotation of the Tokens, none of those ATS are yet fully functional. Moreover, the Tokens have been created using smart contracts that are custom coded and have limited functionality, therefore even if an ATS becomes fully functional our coding may not be compliant with their system. We cannot assure you that any trading forums will develop or, if they do, that they will accept the Tokens on their system.

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You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell the Common Stock or Preferred Stock or Tokens, you will probably need to pay tax on the long- or short-term capital gains that you realize if sold at a profit or set any loss against other income. If you do not have a regular brokerage account, or your regular broker will not hold the Common Stock, Preferred Stock or Tokens for you (and many brokers refuse to hold Regulation A securities for their customers and are not set up to hold securities in token form) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of any securities you sell.

The digital wallets you will use to hold Tokens may be subject to cybersecurity breaches. Digital wallets are vulnerable to physical or electronic computer break-ins, viruses and similar disruptive issues and security breaches.

Recently, two wallets, MyEtherWallet and EtherDelta, have experienced such cybersecurity breaches. We have not performed due diligence on wallet providers and those or other wallet providers could be subject to security breaches; further, even if we had performed such diligence there can be no assurance that a wallet provider would not be vulnerable. Although the fact that the stock transfer agent will be the ultimate authority with respect to your ownership of Tokens means that your ownership will not be affected by such a breach, a security breach or similar problem could mean that you will have to spend the time and go through administrative procedures to have your Tokens re-issued; see “Plan of Distribution and Selling Shareholders – Issuance of Shares of Tokens.”

The smart contracts will have limited functionality and you will only be able to transfer Tokens through the transfer agent.

The smart contracts that govern each of the Common Tokens and the Preferred Tokens are different from other smart contracts used for securities tokens in other offerings. The smart contracts in this offering provide that wallet holders and third parties will not be able to transfer Tokens.  If you elect to hold your shares in the form of a Token, you will not be able to transfer the assets in and out of the wallet without the involvement of the stock transfer agent.  The stock transfer agent will need to validate all transfers and communications before any transfers may be made.

We will be relying on a third party network to issue the smart contracts.

The smart contracts will be executed on a third party network that relies on the coding of existing Ethereum protocol. Disruptions to either the network or protocol could limit your ability to hold your token or perform function on your token.  If such a disruption should occur, you may be required to go through administrative procedures in order to establish ownership of the Tokens and you may not be able to continue to hold shares in token form.

The smart contracts will be different than other smart contracts; the definitive determinant of ownership will be recorded on the transfer agent’s stock ledger.

Though you will receive a token in your wallet to represent your Tokens, the company’s stock ledger maintained by StartEngine Secure, the company’s transfer agent, will be the definitive determinant for ownership. StartEngine Secure became registered with the SEC as a stock transfer agent in 2018 and has limited experience in providing transfer agent services for digital assets. To the extent there is any discrepancy between what is in the wallet and the company’s stock ledger, the information in the stock ledger will govern.

The smart contracts may be vulnerable and may not work as anticipated, and you may have to go through administrative hassles to have your Tokens re-issued or may not be able to hold your shares in the form of Tokens.

There are currently known vulnerabilities of certain smart contracts that may cause transactions on the blockchain to be executed not in accordance with the agreed upon terms with Token holders. Wallets may be subject to cyberattacks and the smart contracts that are typically used to create digital assets have limited ability to stop or unwinds transactions. While we believe the impact of these vulnerabilities may be limited by the limited functionality of the smart contracts we are using, and while, as discussed above, the definitive ownership of Tokens will be established by the stock ledger maintained by the stock transfer agent, it is possible that a failure of the smart contract to operate as expected may result in the reflection in digital wallets of transactions that cannot be reversed, with the Token holdings reflected in the digital wallet being inconsistent with the stock transfer agent’s records. In such cases you will have to spend the time and go through administrative procedures to have your Tokens re-issued, see “Plan of Distribution and Selling Shareholders – Issuance of Shares of Tokens.”  If are not able to go through those administrative procedures (e.g. if  StartEngine Secure is no longer operational), re-issuing the Token may not be a viable option.

Law enforcement officials may face particular challenges when investigating blockchain activities and, as a result, investor remedies may be limited.

There are particularized challenges for law enforcement in investigating unlawful conduct related to blockchain technology, including some that may affect investors in this offering:

•	Tracing money. Because the blockchain technology involves decentralized currency, it may be more difficult to track the exchange of money, especially for law enforcement authorities that want to track theft and misappropriation of funds.

•	International scope. Blockchain transactions and users span the globe. Although enforcement agencies, such as the SEC, regularly obtain information from abroad, there may be restrictions on how they can use the information and it may take more time to get the information. In some cases, the agencies may be unable to obtain information from persons or entities located overseas.

•	No central authority. As there is no central authority that collects blockchain user information, the regulatory and enforcement agencies generally must rely on other sources for this type of information.

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•	Freezing or securing blockchain wallets. Law enforcement officials may have difficulty freezing or securing investor funds that are held in a blockchain wallet and involved in illegal activity.

These and other challenges may make it more difficult for law enforcement to investigate unlawful conduct related to the blockchain and recover investor funds.

The further development and acceptance of digital assets and use of blockchain technology, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital assets or use of blockchain technology may adversely affect our business and your investment.

The growth of the digital asset industry, and blockchain technology in general, is subject to a high degree of uncertainty. Even though we are not planning to do business outside the United States, adverse actions outside the United States may have an impact on markets in the United States. The factors affecting the further development of the digital asset industry and blockchain technology include:

•	Continued worldwide growth in the adoption and use of digital assets and blockchain technology.

•	Government and quasi-government regulation of blockchain technology and digital assets and their use, or restrictions on or regulation of access to and operation of blockchain systems including bans in China and Hong Kong on ICOs.

•	Changes in consumer demographics and public taste preferences.

•	General economic conditions and regulatory environment relating to digital assets and blockchain technology.

•	Negative consumer perception of digital assets or blockchain technology, including in response to actions brought against fraudulent or unregistered offerings of digital assets by the SEC.

Overall, a decline in the popularity or acceptance of digital or blockchain technology could impact the value of our Tokens and investment in our company. Because our Tokens have limited functionality, it is not clear whether they would be treated as ICOs and be subject to proscriptions or limitations in other jurisdictions.

The price for our Common Stock, Preferred Stock and Tokens may be volatile.

The market price of the Tokens representing our Common and Preferred Stock, our Common Stock and Preferred Stock, if and when any trading begins in the future, is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	We may not be able to compete successfully against current and future competitors.

•	Our ability to obtain working capital financing.

•	Additions or departures of key personnel.

•	Sales of our shares.

•	Our ability to execute the business plan.

•	Operating results that fall below expectations.

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•	Regulatory developments, particularly those affecting blockchain technology for our Tokens.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our securities. As a result, you may be unable to resell your securities at a desired price.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options exercisable for its shares) to its founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing shareholders. This table assumes that all the shares were purchased at the full price in this offering and does not reflect investments in shares of Preferred Stock by investors, who will pay less for the same stake in the company. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

	$1,000,000 Raise	$5,000,000 Raise	Maximum Raise

Price per share	$10.00	$10.00	$10.00
Shares issued	100,000	500,000	1,000,000
Capital raised	$1,000,000	$5,000,000	$10,000,000
Less: Offering costs	$(100,000)	$(300,000)	$(400,000)
Net offering proceeds to company	$900,000	$4,700,000	$9,600,000

Net tangible book value pre-financing (6/30/18)	$4,446,230	$4,446,230	$4,446,230

Shares issued and outstanding pre-financing (6/30/18)	14,184,571	14,184,571	14,184,571

Shares issued in financing from company	100,000	500,000	1,000,000

Post-financing shares issued and outstanding	14,284,571	14,684,571	15,184,571

Net tangible book value per share prior to offering	$0.31	$0.31	$0.31

Increase/(decrease) per share attributable to new investors	$0.06	$0.31	$0.61

Net tangible book value per share after offering	$0.37	$0.62	$0.93

Dilution per share to new investors*	$9.63	$9.38	$9.07

*This calculation will be affected by the proportion of this offering that comprises Series Token Preferred. If we were to assume that half of the investments made were for shares of Preferred Stock, the dilution per share to new investors would be increased by approximately $0.01 a share on average, but the dilution experienced by investors not entitled to the discount would be greater.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of that company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

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The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors (i.e., they get more shares than the new investors would for the same price). Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round”, the holders of the convertible notes will dilute existing equity holders, even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION AND SELLING SHAREHOLDERS

Plan of Distribution

StartEngine is seeking to raise up to $10,000,000 in total. The company will raise the money through the sale of shares of Common Stock and shares of Preferred Stock, deliverable in the form of Tokens (which are effectively digital stock certificates), at the investor’s option. The company is offering a maximum of 1,000,000 shares of Common Stock and 1,136,363 shares of Preferred Stock on a “best efforts” basis. The company will only sell up to $10,000,000 in shares through the sale of shares of Common Stock, Preferred Stock, Common Tokens or Preferred Tokens or any combination thereof.

The minimum investment is $500 for the Common Stock or Common Tokens and $200,000 for the Preferred Stock or Preferred Tokens.

StartEngine is not selling the shares through commissioned sales agents or underwriters. The company will use its existing website, www.startengine.com, to provide information with respect to the offering.

The company is initially offering its securities in all states other than Florida and Nebraska. The company may choose to make the appropriate filings to become an “issuer-dealer” in these states, or to record company officers as agents, in which case it will start to sell in those states. In the event the company makes arrangements with a broker-dealer (including an affiliated broker-dealer) to sell into these or other states, it will file a Supplement to this Offering Circular.

The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on its startengine.com website.

Process of Subscribing

Prospective investors who submitted non-binding indications of interest during the “test the waters” period, will receive an automated message from us indicating that the offering is open for investment. You will be required to complete a subscription agreement in order to invest. The subscription agreement can only be completed on our website.

The subscription agreement must be delivered to us and funds for the subscribed amount must be delivered in accordance with the instructions stated in the subscription agreement. Investors will specify whether they will purchase shares or Tokens via credit card, wire transfer, or ACH transfer.

The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Prime Trust is a Nevada registered trust company that offers escrow services as well as an integrated technology platform for processing investment transactions. The company has agreed to pay Prime Trust: (i) a license fee of $2.50 per transaction processed,(ii) $250 for escrow account set up fee, (iii) $25 per month for so long as the Offering is being conducted, but in no event longer than two years ($600 in total fees), (iv) for investments over $2,000, $2 per domestic investor (individual) and $5 per domestic investor (entity) for anti-money laundering check (up to $60 for international investors (individuals) and $75 for international investors (entities)), (v) $3.00 per investor (one-time accounting fee upon receipt of funds), (vi) a cash management fee of 1% of funds processed (up to a maximum $2,000) and (vii) any applicable fees for fund transfers (ACH $1, check $10, wire $15 or $35 for international). Our registered transfer agent, StartEngine Secure, will maintain stockholder information on a book-entry basis. StartEngine Secure will use blockchain technology to create a digital stock certificate (a Token) using StartEngine LDGR on the public Ethereum Blockchain.

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Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, the company will accept tenders of funds to purchase the shares. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held by Prime Trust, the Escrow Agent, and will be transferred to the company upon each closing. The escrow agreement can be found in Exhibit 8 to the Offering Statement of which this Offering Circular is a part.  The Escrow Agent will not investigate the desirability or advisability of investment in the shares in this offering nor will it approve, endorse or pass upon the merits of purchasing those shares. The Escrow Agent is performing OFAC due diligence on all investors and AML due diligence on investors investing more than $2,000. The process will be the same for prospective direct holders of shares and holders of Tokens. The Escrow Agent will use a third-party identity verification service to verify customer identification and run AML checks. The process is automated for domestic US, Canadian, and UK investors who are natural persons. If information provided by the investor matches the information on file with the identity verification service, the investor will be cleared for AML. If the information does not match or is not found, the Escrow Agent will request official documentation (e.g., a driver’s license) from the investor to verify that the information provided is accurate. For international investors (excluding Canada and the UK) and non-natural persons, the due diligence will effected using the LexisNexis system. The investor will need to provide additional information, which may include a copy of a valid passport, copy of a valid government issued ID, proof of residency, trust agreements and operating agreements. The Escrow Agent performs funds origination verification on all investments. If the name on the bank account, wire or check used to invest matches the name of the investor, the funds origination is cleared. If the source of funds does not match the name of the investor, authorization or verification documentation is required. Information and verification that may be required includes: names, tax ID, SSNs, government issued ID numbers, addresses, dates of birth, copies of valid government issued ID (passport/visa/driver’s license), address verifications (mail item within the last 90 days that lists the individual and the address provided) if address is not listed on ID, and copies of business entity documentation showing formation, ownership and control structure (such as Articles of Incorporation/By-laws/Operating Agreement). Documents must show that the contact / associated person listed is an authorized signor for the business entity. In addition to identity verification and source-of-funds validation, the Escrow Agent performs watch list checks on all investors, including various lists created and maintained by the OFAC. If there is a watch list hit, the Escrow Agent employs a conservative, best efforts approach to determine if the hit is a false positive. In the case that a false positive cannot be reasonably ascertained, the Escrow Agent notifies the proper authorities, which can include but are not limited to government agencies such as the Federal Bureau of Investigation.

There are no conditions that the company must meet in order to hold a closing. A closing will occur each time the company determines to accept funds. All funds are held in escrow pending satisfactory due diligence. The company will accept a subscription (i.e., hold a closing) within 30 calendar days after due diligence is successfully completed. Given the timing of completion of diligence, it is possible that the company could conduct a closing every weekday, which would be administratively burdensome. In order to reduce the number of closings, the company may wait until it has completed due diligence on several investments before submitting a disbursement request to the Escrow Agent. Based on our experience in our prior offering under Regulation A, investors who provide the information required by the subscription agreement and give accurate instructions for the payment of the subscription price should receive their securities in no more than six months; however we cannot guarantee that you will receive your securities by a specific date or within a specific timeframe.

Tendered funds will only be returned to investors in the event we decide to terminate the offering, in which case any money tendered by potential investors that is still held in escrow will be promptly returned by the Escrow Agent upon our instruction. Upon each closing, funds tendered by investors will be made available to the company for our immediate use. Each investor will receive notice from the company upon the receipt of funds and upon closing.

The diagram below details the offering process:

Issuance of Shares and Tokens

The information regarding the ownership of the Common Stock or Preferred Stock or Tokens will be recorded with the stock transfer agent. In addition, the Tokens, which are effectively digital stock certificates, will be issued as Ethereum-based smart contracts on the Ethereum Blockchain. Subscribers will be required to establish a compatible digital wallet (the “Investor Wallet”) to receive the Tokens. Subscribers can obtain a compatible crypto-wallet through companies such as MyEtherWallet (no download needed), Mist (Desktop), Parity (Desktop), imToken (iPhone), and imToken (Android).

A private key, or a combination of private keys, is necessary to access the Tokens stored in your Investor Wallet. If you are unable to access your Tokens, StartEngine Secure, upon the receipt of an affidavit and processing fee, can cancel the previous Tokens and reissue new Tokens.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claim under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

Selling Shareholders

No securities are being sold for the account of shareholders; all net proceeds of this offering will go to the company.

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Additional Perks

The company intends to offer investors who invest at least $5,000 an invitation to the annual StartEngine owners’ event* as an incentive for participation in the offering.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT PURCHASE PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

*Tickets for the event are sold at a list price of $600. Travel and lodging not included. Investors must hold the requisite number of shares at the time the invitations are sent out.

USE OF PROCEEDS TO ISSUER

The company estimates that if it sells the maximum amount of $10,000,000 from the sale of Common Stock, Common Tokens and/or Series Token Preferred Stock or Preferred Tokens, the net proceeds to the issuer in this offering will be approximately $9,600,000, after deducting the estimated offering expenses of approximately $400,000 (including payment to Prime Trust, marketing, legal and accounting professional fees and other expenses).

The table below shows the net proceeds the company would receive from this offering assuming an offering size of $1 million, $5 million and $10 million, and the intended use of those proceeds. There is no guarantee that we will be successful in selling any of the Tokens we are offering.

Amount raised	$1,000,000	$5,000,000	$10,000,000
Offering expenses	$100,000	$300,000	$400,000
Net proceeds to Issuer	$900,000	$4,700,000	$9,600,000
Marketing	$450,000	$1,700,000	$2,700,000
Operations	$200,000	$1,000,000	$1,700,000
Product development	$200,000	$1,000,000	$1,700,000
Cash reserves	$50,000	$1,000,000	$3,500,000

Marketing is our largest expected expenditure. Our marketing will use a lead-generation program designed to reach companies who are likely to want to raise capital and to offer them the ability to register on StartEngine to build crowdfunding offerings. Our marketing costs consist mainly of internal salaries for brand managers, lead generation associates, inside sales people and third party companies specialized in incoming lead conversion through telephone and emails. Also included are advertising costs on several types of media, including television, radio, podcasts and internet services such as Facebook and Google. These costs include engaging vendors such as advertising agencies and consultants.

Product development is our second largest expected expenditure. This mostly includes salaries for the internal software development team. We expect to hire additional software engineers, user experience specialists, user interface specialists and quality assurance engineers. These engineers will assist with improving our existing services as well as developing our planned new services.

The company reserves the right to change the above use of proceeds if management believes it is in the best interest of the company.

The allocation of the net proceeds of the offering set forth above represents the company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company’s management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the company’s operations (if any), business developments and the rate of the company’s growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds. The company does not have any committed sources of financing.

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THE COMPANY’S BUSINESS

StartEngine Crowdsourcing Inc. was incorporated in the State of Delaware on March 19, 2014. On May 8, 2014, the company changed its name to StartEngine Crowdfunding, Inc.

StartEngine aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. StartEngine Crowdfunding operates under Title IV of the JOBS Act, allowing private companies to advertise the sale of their stock to both accredited and non-accredited investors under Regulation A, and under Title II of the JOBS Act, which permits offerings to accredited investors to be advertised under Rule 506(c) of Regulation D. StartEngine is in the process of expanding the breadth of its offerings in order to better serve its mission. Beginning in December 2017, StartEngine began offering transfer agent services through one of its subsidiaries. Currently, StartEngine is in the process of seeking to add broker-dealer capabilities as well as an alternative trading system to the scope of its offerings.

StartEngine Crowdfunding has three wholly owned subsidiaries:

•	StartEngine Capital LLC (“StartEngine Capital”), a funding portal registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”), operates under Title III of the JOBS Act, which introduced Regulation Crowdfunding,

•	StartEngine Secure LLC (“StartEngine Secure”), a transfer agent registered with the SEC that was formed on December 12, 2017, and

•	StartEngine Primary LLC (“StartEngine Primary”), a company formed on October 12, 2017, which is in the process of seeking approval to operate as a registered broker-dealer and alternative trading system.

Principal Products and Services

Depending on the type of offering being made, we currently operate as a technology platform connecting issuers and investors and as a Regulation Crowdfunding funding portal. We facilitate the following types of offerings that are exempt from registration under the Securities Act:

•	Regulation A Offerings: Through StartEngine Crowdfunding we host Regulation A Offerings or Large Online Public Offerings (“Large OPOs”) on our platform. These companies are seeking to raise anywhere from $100,000 to $50,000,000 and we provide an array of services, including assisting with due diligence, custodial accounts and coordinating vendors.

•	Regulation Crowdfunding Offerings: Through StartEngine Capital, our funding portal registered with the SEC and FINRA, we host Regulation Crowdfunding or Small Online Public Offerings (“Small OPOs”). These companies are seeking to raise anywhere from $10,000 to $1,070,000, and we also provide an array of services permitted by Regulation Crowdfunding, including campaign page design services, marketing consulting services, assisting with due diligence, custodial accounts, and coordinating vendors.

•	Rule 506(c) Offerings: Through StartEngine Crowdfunding, we host offerings under Rule 506(c) of Regulation D or “Select Public Offerings.” Accredited investors are allowed to invest in these offerings and we host these offerings either on a stand-alone basis or concurrently with a Regulation Crowdfunding offering. Under Rule 506(c), companies can use general solicitation to attract investors and there is no limit to the amount of money that can be raised. Therefore, companies engaged in a concurrent Regulation Crowdfunding offering can also raise additional funds from accredited investors providing they comply with the requirements of each exemption.

In the past year, we have broadened the types of securities that are offered on our platforms. Currently, issuers are able to sell traditional securities (e.g., common shares and preferred shares) as well as digital assets (tokens). Sales of digital assets have been called initial coin offerings (“ICOs”), and all ICOs on our platforms will rely on the exemptions from registration available through Regulation A, Regulation Crowdfunding, Rule 506(c) of Regulation D and Regulation S.

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Through our wholly owned subsidiary, StartEngine Secure, we offer transfer agent services. These services include tracking each investor’s account information and the amount of securities purchased and date purchased.  We began offering transfer agent services in May 2017 to all of our clients and became a registered transfer agent in November 2017. Revenues from this service were first recognized in January 2018. These services including tracking each investor account information and the amount of securities purchased and date purchased.  Our goal is to provide a seamless service to our client companies. Our intent is for our transfer agent to have agreements with our various entities to allow it to collect information on investors and their investments through an API (application programming interface). Therefore, when a company raises money on StartEngine, our transfer agent will be notified and sent the investor information and the investment details.  The transfer agent will then capture this information into its redundant and secure database hosted on in the cloud and encrypt for security purposes. Once developed. we plan to utilize StartEngine LDGR to provide investors with digital stock certificates (such as the Tokens) on the blockchain.

We now offer marketing services branded under the name “StartEngine Premium”. For an additional upfront fee, our team will support companies with the design of their campaign pages, provide a designated account consultant to guide a company throughout the campaign creation process, and assist a company in developing a marketing strategy based on best practices and analytics from previous successful campaigns. This service first generated revenues in May 2017. In addition, we also offer a full-service product for our clients using Regulation Crowdfunding where for an increase in the commission charged we will hire consultants to assist with all areas of a campaign, including due diligence, compliance and internal accounting services.

Services under Development

We strive to ever increase the services offered to our clients. We are in the process of expanding the scope of our offerings to include broker-dealer services as well as to create an alternative trading system. Both of these services will be executed through our subsidiary, StartEngine Primary. We intend that the alternative trading system will be branded StartEngine Secondary.

StartEngine Primary: By adding broker-dealer services to the mix of our offerings, we will be able to take a more active role in the promotion and sale of securities in Regulation A, Regulation CF and Regulation D offerings hosted on our platforms. Further, we will be able to facilitate the trades that will occur on StartEngine Secondary. To further this goal, StartEngine Primary is applying for approval for a range of business lines to allow for us to act as the broker-dealer for the private placements of securities (which includes securities sold under Regulation D), to effect transfers and sales on StartEngine Secondary, and to be able to receive referral fees and commissions for sales of securities.

StartEngine Secondary: The goal of the StartEngine Secondary platform will be to increase liquidity for shares sold in Regulation A, Regulation Crowdfunding and Regulation D offerings. We intend to facilitate the transfer and sale of these shares by creating an alternative trading system to allow for secondary trades. Sales of shares sold under Regulation A and Regulation D on the StartEngine platform will be permitted immediately, while holders of shares sold under Regulation Crowdfunding will need to wait one year in order to comply with the transfer restrictions to participate on the platform. We are currently working towards obtaining the necessary regulatory approvals.

StartEngine LDGR: StartEngine is developing a service called StartEngine LDGR. StartEngine LDGR is a method that uses blockchain technology to provide investors with digital stock certificates (such as the Tokens). StartEngine LDGR will work with registered transfer agents such as StartEngine Secure.

Ancillary Services: We are in the process of developing an array of ancillary services to assist the companies listing on our platforms. As these are in the development phase, there is no assurance that these services will be developed. These services may include an expansion of marketing services, StartEngine Premium, see “Principal Products and Services” above. In addition, we are working on creating digital advertising services, “StartEngine Promote”. These services are aimed at improving the success of campaign through paid advertising (e.g. create, design and media optimization services and reporting (e.g., ongoing performance reports and recommendations for campaigns). Further, we are developing services to assist our clients after the completion of their campaigns. Some of the services that we intend to develop include tools for the companies to communicate with their investors, assistance with annual reports and on-going compliance, and a variety of marketing tools so that companies can continue to increase their brand awareness and monitor their progress with their investors.

Support Services

Our company is focused on our core competencies and therefore we surround ourselves with third party companies who help us accomplish our non-core tasks.

We rely on the following companies for outsourced services:

•	Fund America: Transaction management

•	Amazon AWS: Cloud hosting

•	Google Business: Cloud email and applications

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Market

Regulation A

Amended Regulation A, popularly known as “Regulation A+,” became effective June 19, 2015. The SEC published an analysis after its first 16 months in November 2016, and reported that it qualified approximately 81 offerings seeking up to $1.5 billion. During this period, $190 million had been reported as raised. The SEC’s report came to the conclusion that this is a “potentially viable public offering on-ramp for smaller issuers.”

As of June 1, 2018, we have hosted the Regulation A offerings of 13 companies, who have raised a total of $34.5M on our platforms. We believe the market for Regulation A will continue to grow as more companies become aware of the ability to raise capital through crowdfunding platforms. Because it permits a maximum raise of $50 million each twelve months, we believe this rule is well suited for small and midsize businesses. We have seen the demand increase significantly between 2016 and 2017. The recent legislative change to permit SEC-reporting companies to make offerings in reliance on Regulation A should expand the potential market for our services to small public companies. We expect to continue to increase the number of companies who list their offerings on our platform, although we are likely to encounter competition from other platforms and from companies who seek to raise funds online without using a platform. Further, gaining broker-dealer capabilities will enable us to increase the scope of services offered to our clients.

Regulation Crowdfunding

Since its launch on May 16, 2016, we estimate that as of June 1, 2018, over 296 companies have completed successful offerings, 75 of them on our funding portal, raising over $17.8 million.

We believe Regulation Crowdfunding will continue to grow year over year as more startup companies become aware of this funding method and view Regulation Crowdfunding as a viable fundraising option. Regulation Crowdfunding makes it relatively inexpensive to make an offering of securities: legal, compliance and accounting costs can be less than $10,000, and offering costs can be even cheaper for companies who prepare the documentation internally. With a maximum raise of $1,070,000 per year, we believe that this funding method is perfect for early-stage companies.

We are working to increase awareness of the benefits of Regulation Crowdfunding through a lead generation program that includes advertising on social media, email marketing and other marketing support. We mainly focus on start-ups; however, our outreach will also include some companies further along in their development. We have and plan to continue to educate the market through the content we write and publish on our blog as well as being guest authors on other popular blogs.

Rule 506(c)

According to the SEC, the private placement market, and specifically the Regulation D market, was a $1.3 trillion market in 2014. Of that market, 2% of those offerings (approximately $33 billion) were under Rule 506(c) of Regulation D. The vast majority of the sales were through Rule 506(b), which does not allow for general solicitation and allows for some non-accredited investors as well as less stringent requirements for verifying accredited status. That said, only 10% of the offerings under Rule 506(b) included non-accredited investors. Based on this information, we believe there is large potential market for online sales under Rule 506(c).

We believe Rule 506(c) offerings will to continue to grow year over year because it is an inexpensive way to raise capital from accredited investors with a low cost of entry. We estimate it can cost under $10,000 to prepare an offering under Rule 506(c). There is no limitation on the amount raised, which makes this rule attractive to companies who just completed a Regulation Crowdfunding offering or are planning a Regulation A campaign in the near future. This exemption can be used together with Regulation A and Regulation Crowdfunding. For Regulation Crowdfunding offerings, this exemption provides companies an opportunity to extend an offering beyond Regulation Crowdfunding once the maximum $1,070,000 has been reached. For Regulation A offerings, this exemption can be used as a fundraising option prior to the launch of the offering, because of the time it takes to get a Regulation A offering qualified.

Transfer Agent

The exemptions provided by Regulation A and Regulation CF include conditional exemptions from the registration requirements of the Securities Exchange Act of 1934. One of the requirements is that should the number of a company’s securityholders and/or the value of a company’s assets exceed a certain threshold, a company needs to use a registered transfer agent to avoid the requirement that the company become a fully-registered company with the SEC - an expensive proposition for many of these small companies. Therefore, the market for our transfer agent services includes all companies that have previously raised funds through Regulation A and Regulation CF offerings. Currently, we mainly market our services to our current clients.

StartEngine Secondary

We believe that a portion of the owners of securities purchased under Regulation A, Regulation D and Regulation Crowdfunding will be interested in selling their securities to prospective buyers. There is no viable marketplace today for these securityholders to sell their securities unless the company seeks a quotation on an over-the-counter marketplace. Companies who use Tier 1 of Regulation A or Regulation Crowdfunding do not qualify for quotation on the leading over-the-counter marketplace. Further even if a company qualifies for that market, which would include issuers using Tier 2 of Regulation A, the listing requirements are expensive. We believe StartEngine Secondary has the potential for success because there is currently no marketplace for these securities.

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Registered User Base

As of June 1, 2018, we have 152,006 registered users. Of these, 35,187 have made investments on our platform. We are seeing week-over-week growth in registered users and expect to register more users as we add more companies to our platform.

Competition

With respect to offerings made under Regulation Crowdfunding, we compete with other intermediaries, including brokers and funding portals such as WeFunder, Next Seed, SeedInvest, Republic and MicroVentures.

With respect to offerings under Regulation A, we compete with other platforms, hosting services and broker-dealers. Some of our competitors include: SeedInvest, CrowdEngine and Wefunder.

With respect to offerings under Rule 506(c), or online offerings made under Regulation D (which includes non-solicited offerings), we compete with platforms such as Crowdfunder, AngelList, EquityNet, SeedInvest, FundersClub and Fundable.

With respect to our transfer agent, we compete with transfer agents such as Computershare and VStock Transfer.

Strategy

Our Mission: To help entrepreneurs fuel the American Dream.

Our Strategy: To create a world-class digital marketplace to connect entrepreneurs directly and provide investment opportunities to accredited and non-accredited investors.

Our Advantages

We believe that StartEngine is one of the leaders in the global crowdfunding nation. We aim to facilitate financial ignition of innovative companies led by determined, intelligent entrepreneurs who have the energy and talent to start and grow successful companies.

We harness the power and wisdom of “The Crowd” through the internet to release entrepreneurial creativity, thereby creating jobs, economic efficiency and ultimately economic growth. We believe we not only help entrepreneurs raise capital to start and grow their businesses, but we also help them build armies of committed, long-term brand ambassadors who, as investors, promote their companies to their friends, families and colleagues.

As one of the first movers in the equity crowdfunding industry, we are active in crowdfunding legal and regulatory affairs. Our position allows us to collaborate to establish industry-wide best practices and to improve the quality of listings. We believe our backend operating systems are highly efficient. Each function operates through documented procedures to ensure consistent, quality results. Knowing what it takes to successfully grow a company, we try to keep operating expenses to a minimum.

We believe that StartEngine’s key asset is its team members. We are a group of talented people who have come together to democratize finance and investment in startup and growth companies. The hallmark of the company is talented, respectful, enthusiastic and entrepreneurial people who understand and operate on the principles of dignity and respect.

Our mission is to help entrepreneurs achieve their dreams. Our objective is that by 2025, we will facilitate funding for the startup and growth of 5,000 companies every year.

Research and Development

StartEngine invested approximately $356,047 in 2017 and $684,291 in 2016 in research and development, product development, and maintenance.

Employees

As of June 1, 2018, we have 31 employees working out of West Hollywood, California. We also work with a large number of contractors for user-experience design, security controls, and testing, services and marketing.

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Regulation

Having platforms that host Regulation A, Regulation Crowdfunding and Regulation D offerings, we are required to comply with a variety of state and federal securities laws as well as the requirements of FINRA, a national securities association of which our funding portal subsidiary is a member. Further, as a registered transfer agent, we are required to comply with a variety of state and federal securities laws and laws that govern transfer agents, as well as laws aimed at preventing fraud, tax evasion and money laundering

Regulation Crowdfunding

In order to act as an intermediary under Regulation Crowdfunding, our subsidiary is registered as a funding portal with the SEC and became a member of FINRA. In the future, we may be subject to additional rules issued by other regulators, such as the money-laundering rules proposed by FinCEN.

SEC Requirements

As a funding portal, our subsidiary is prohibited from engaging in certain activities in order not to be regulated as a full-service broker-dealer. These activities are set out in Section 4(a)(6) of the Securities Act and in Regulation Crowdfunding. We have accordingly established internal processes to ensure that our subsidiary as well as its agents and affiliates do not engage in activities that funding portals are not permitted to undertake, including:

•	Providing investment advice or recommendations to investors for securities displayed on our platform;

•	Soliciting purchases, sales or offers to buy securities displayed on our platform;

•	Compensating employees, agents or other persons for solicitation or for the sale of securities displayed or listed on our platform; or

•	Holding, managing, processing or otherwise handling investors’ funds or securities.

In addition, our funding portal has certain affirmative requirements that it is required to comply with to maintain its status. These affirmative obligations include:

•	Providing a communications channel to allow issuers to communicate with investors;

•	Having due diligence and compliance protocols and requirements in place so that the company has a “reasonable basis” to believe that

○	its issuers are in compliance with securities laws, have established means to keep accurate records of the securities offered and sold, and that none of their covered persons (e.g., officers, directors and certain beneficial owners) are “bad actors” and therefore disqualified from participating in the offering;

○	its issuers and offerings do not present the potential for fraud or otherwise raise concerns about investor protection; and

○	its investors do not invest more than they are allowed to invest under the limitations set out in Regulation Crowdfunding; and

•	Creating procedures for its investors to notify them of risks regarding investing in securities hosted on its platform and providing them with required investor education and disclosure materials.

We are also required to set up protocols regarding payment procedures and recordkeeping.

FINRA Rules

As a member of FINRA, our funding portal is subject to their supervisory authority and is required to comply with FINRA’s portal requirements. Some of those rules are also applicable to the company as an entity associated with the portal. These requirements include rules regarding conduct, compliance and codes of procedure. For instance, FINRA’s compliance rules require timely reporting of specified events, such as complaints and certain litigation against the portal or its associated persons as well as the provision of the portal’s annual financials prepared on a U.S. GAAP basis. In addition, under the conduct rules, the portal is required to conduct its business in accordance with high standards of commercial honor and just and equitable principles of trade, is limited to certain types of communications with investors and issuers, and is prohibited from using manipulative, deceptive and other fraudulent devices.

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Liability

Under Section 4A(c) of the Securities Act, an issuer, including its officers and directors, may be liable to the purchaser of its securities in a transaction made under Section 4(a)(6) if the issuer makes an untrue statement of a material fact or omits to state a material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which there were made, not misleading; provided, however, that the purchaser does not know of the untruth or omission, and the issuer is unable to prove that it did not know, and in the exercise of reasonable care could not have known, of the untruth or omission.

Though not explicitly stated in the statute, this section may extend liability to funding portals, and the SEC has stated that, depending on the facts and circumstances, portals may be liable for misleading statements made by issuers. However, funding portals would likely have a “reasonable care” due diligence defense. “Reasonable care” would include establishing policies and procedures that are reasonably designed to achieve compliance with the requirements of Regulation Crowdfunding, including conducting a review of the issuer’s offering documents before posting them to the platform to evaluate whether they contain materially false or misleading information. We have designed our internal processes and procedures with a view to establishing this defense, should the need arise.

Further, we may also face liability from existing anti-fraud rules and statutes under the securities laws. For instance, under Section 9(a)(4) of the Exchange Act anyone who "willfully participates" in an offering could be liable for false or misleading statements made to induce a securities transaction.

In addition, FINRA imposes liability for certain conduct, including violations of commercial honor and just and equitable principles of trade and acts using manipulative, deceptive and other fraudulent devices.

Regulation A and Regulation D

Broker-Dealer Registration Requirements

With respect to sales under Regulation A and Regulation D, we currently provide the technology for issuers to identify and interact with potential investors, and do not structure transactions. We currently are not registered as a broker-dealer and do not engage in certain activities that would constitute “engaging in the business” of being a broker-dealer, including:

•	Actively soliciting investors and negotiating the terms of an arrangement between companies and investors;

•	Accepting compensation related to the success and size of the transaction or deal;

•	Effecting transactions, including handling of the securities and funds relating a transaction; and

•	Extending credit to investors; and creating the market and help negotiate the price between buyers and sellers.

There has been little regulatory guidance as to the circumstances in which state or federal broker-dealer registration requirements apply to online investment platforms, and such guidance as it exists generally predates the technological developments of the last couple of decades. Despite a long-standing request from organizations such as the American Bar Association to clarify the circumstances in which “finders,” who also connect buyers and sellers of securities, are permitted to perform that function without registering as broker-dealers, the SEC has not provided any guidance.

Broker-Dealer Regulations

In order to act as a broker-dealer, our subsidiary, StartEngine Primary, is in the process of registering as a broker-dealer with the SEC and becoming a member of FINRA. The registration process not only includes registering with the SEC, which we have completed, but includes also requires membership in a self regulatory organization (in our case, we are in the process of applying for membership with FINRA) and in the Securities Investor Protection Corporation (“SIPC”), compliance with state requirements and making sure that our associate persons satisfy all applicable qualification requirements.

SEC Requirements

If and when StartEngine Primary becomes a broker-dealer, it will be required to comply with extensive SEC regulations with respect to its conduct and the processing of transactions. These include requirements related to conduct, financial responsibility, and other requirements such as those that relate to communications, anti-money laundering (AML) and ongoing internal controls and governance. In addition, StartEngine Primary must submit for review by the SEC Form ATS in order to operate its proposed alternative trading system for secondary trading of securities, including tokenized securities.

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Conduct Requirements

In general, many of the rules that govern broker-dealers stem from antifraud provisions; these requirements are broad in scope and prohibit misstatements or misleading omissions of material facts, and fraudulent or manipulative acts and practices, in connection with the purchase or sale of securities. Specifically, the following rules apply:

•	Section 9(a) prohibits particular manipulative practices regarding securities registered on a national securities exchanges
•	Section 10(b) prohibits the use of "any manipulative or deceptive device or contrivance" in connection with the purchase or sale of any security.
•	Section 15(c)(1) prohibits broker-dealers from effecting transactions in, or inducing the purchase or sale of, any security by means of "any manipulative, deceptive or other fraudulent device" in over-the-counter markets
•	Section 15(c)(2) prohibits a broker-dealer from making fictitious quotes in over-the-counter markets

In order to comply with the antifraud specific requirements include those related to:

•	fair dealing (e.g., a duty of fair dealing includes charging reasonable fees, promptness of executive orders, and disclosing specified material information as well as any conflict of interest)
•	suitability (e.g., a suitability requirements includes that recommendations for specific securities or investment strategies must be suitable to customers)
•	execution (e.g., a duty of execution requires that based on the circumstances requirement to find the most favorable terms for a customer
•	customer confirmation (e.g., at or before the completion of transaction certain information must be provided to customers, including specifics on the sale, the payment that the broker-dealer receives, etc.)
•	disclosure of credit terms
•	restrictions on short sales
•	trading during an offering
•	restrictions on insider trading.

Further, if and when StartEngine has an ATS, StartEngine Primary will be governed by the rules regulating broker-dealer trading systems. Regulation ATS includes provisions that govern the operations an ATS such as those that relate to fees charged, fair access to the trading system, system requirements (capacity, integrity and security), display of orders and capacity to execute those orders, recordkeeping and reporting, and establishing procedures including related to confidentiality of trading information, among other things.

Finally, broker-dealers are governed by requirements regulating employees and individuals associated with the broker-dealer.

Financial Responsibility Requirements

Financial responsibility and operations requirements include: net capital requirements, margin requirements, customer protection requirements (e.g., reserve account and segregation of customer assets), risk assessment requirements, financial reporting (including an independent audit), and recordkeeping requirements.

Other Requirements

Broker-dealers are subject to a host of other rules and requirements including: mandatory arbitration, submitting for SEC and FINRA examinations, maintain and reporting information on the broker-dealers affiliates (in our case, this includes the parent organization as well as the other subsidiaries), following electronic media and communication guidelines as well as maintaining an AML program.

FINRA Requirements

If and when our subsidiary becomes a broker-dealer member of FINRA, our subsidiary will subject to its supervisory authority and will be required to comply with FINRA’s broker-dealer requirements. Some of those rules are also applicable to the company itself, as an entity associated with the broker-dealer. These requirements include many similar requirements to those of the SEC, and in many cases are broader in scope and provide more specificity. FINRA also has rules regarding conduct, compliance and codes of procedure. For instance, FINRA members must comply with NASD's Rules of Fair Practice, which broadly speaking requires broker-dealers to observe high standards of commercial honor and just and equitable principles of trade in conducting their business. There are also rules that relate to use of manipulative, deceptive or other fraudulent devices, suitability, payments to unregistered persons, know your customer, supervision of our employees and responsibilities related to associated persons, financial soundness, recordkeeping, maintaining procedures, arbitration for customer disputes, AML and submitting to ongoing supervision. We will be required to undertake due diligence investigations with respect to Regulation A and Regulation D offerings.

Liability

Under our current arrangements, Section 12(a)(2) of the Securities Act, which applies to Regulation A, imposes liability for misleading statements not only on the issuers of securities but also on “sellers,” which includes brokers involved in soliciting an offering. Rule 10b-5 under the Exchange Act generally imposes liability on persons who “make” statements. Currently, the information presented on our platform is drafted by the issuers themselves. Additional liability may arise from as-yet untested provisions such as Section 9(a)(4) of the Exchange Act, discussed above.

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Broker-dealer are subject to heightened standards of liability. Not only will we still have potential liability under Section 12(a)(2) but we will also be subject to liability under Rule 10b-5. Broker-dealers may also be subject to liability for failure to comply with SEC and FINRA requirements, including claims that we can be held liable for the behavior of our agents (control person liability), claims regarding unsuitable recommendations, violations of margin rules, breach of contract, common law claims of fraud and various claims under state laws.

Regulation S

Regulation S provides that the registration requirements of the Securities Act do not apply to offers and sales of securities that occur outside the United States. Regulation S provides safe harbors that provide specific conditions for transactions so that the transactions will be deemed to occur outside the United States, including the imposition of “distribution compliance periods” during which securities may not be resold or transferred to “US persons”. The distribution compliance periods vary accordingly to whether the issuer of securities is a domestic or foreign company and whether or not the issuer’s securities are registered under the Exchange Act and subject to ongoing reporting obligations thereunder. The securities that we are most likely to host on our platform in Regulation S offerings are those of non-reporting US issuers, whose equity securities are subject to a one-year distribution compliance period, and whose non-equity securities are subject to a 40-day distribution compliance period. During the distribution compliance period, purchasers of the securities are required to certify that they are not US persons, and agree to resell only to non-US persons. Securities professionals are required to deliver confirmations to buyers of securities stating that these resale restrictions apply to the buyers. Disclosure of these restrictions are also required to be made in selling materials and on the securities themselves. “US persons” as defined in Regulation S, which includes natural persons resident in the United States, partnerships and companies organized under US law, estates and trusts of which administrators, executors or trustees are US persons, discretionary accounts held by a US fiduciary for US persons, non-discretionary accounts held for the benefit of US persons, and certain foreign partnerships and companies created by US persons. These conditions may require limiting access to campaign pages to non-U.S. based internet addresses.

Issuers that rely on Regulation S are still required to comply with the requirements of the jurisdiction in which their securities are sold.

Operation of ATSs

ATSs must be operated by registered broker-dealers and must submit for satisfactory review by the SEC the information required on Form ATS FINRA will also review the company’s Form ATS submission. Information contained in the Form ATS submission covers the operations of the ATS and a description of how the ATS will comply with the requirements of Regulation ATS, which includes details on the following:

•	how the system operates (e.g., details on how orders are entered and transactions are executed, reported, cleared and settled),
•	securities traded on the ATS, and
•	subscribers and authorized users as well as access to the ATS.

Other information required to be provided includes descriptions of the processes for verification of ownership and stock transfer; getting an issuer symbol; ATS system capacity, security and contingency planning and access to the ATS/cyber security. Further, the personnel involved in performing brokerage functions related to the ATS must be properly licensed with FINRA and appropriate state securities regulators.

Transfer Agent Regulations

As a registered transfer agent, we are required to comply with all applicable SEC rules, which predominantly includes the rules under Section 17A(c) of the Exchange Act. The requirements for transfer agents include:

•	minimum performance standards regarding tracking, recording and maintaining the official record of ownership of securities of a company and related recordkeeping and reporting rules,

•	timely and accurate creation of records for security holders, and

•	related safeguards and data security requirements for fraud prevention.

In addition, we must comply with various state corporate and securities laws as well as provisions of the Anti-Money Laundering (AML) regulations, Office of Foreign Assets Regulations (OFAC) and the Foreign Account Tax Compliance Act (FATCA).

Intellectual Property

We have a trademark for “StartEngine” in the United States. We do not own any patents; however, we have our own proprietary source code that we use in operating our platform. We also have a patent pending on the topic of peer to peer trading.

Litigation

The company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

We do not own any significant property. We lease our office space on a month to month basis with a 60-day notice of cancellation.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results

StartEngine Crowdfunding, Inc. was incorporated on March 19, 2014 in the State of Delaware. The company was originally incorporated as StartEngine Crowdsourcing, Inc., but changed to the current name on May 8, 2014. The company’s revenue- producing activities commenced in 2015 with the effectiveness of the amendments to Regulation A under the Securities Act adopted in response to Title IV of the JOBS Act. Operations expanded in 2016, as Regulation Crowdfunding, adopted in response to Title III of the JOBS Act, went into effect.

For offerings made under Regulation A and Rule 506(c), our revenues are in the form of posting fees, since we are not currently permitted to collect transaction-based compensation. We generally allow companies to use one of two fee schemes for posting Regulation A and Regulation D offerings — either a per investor payment or a flat monthly fee. In general, our posting fee per investor is $50 under Regulation A and $250 under Regulation D. Alternatively, under both Regulation A and Regulation D, companies can pay a $20,000 to $30,000 monthly posting fee. For some transactions, flat fees can be negotiated on the basis of the expected investor volume. In Regulation Crowdfunding offerings, our funding portal subsidiary is permitted to charge commissions to the companies that raise funds on our platform. We typically charge 6% to 10% under Regulation Crowdfunding offerings for our platform fees. In addition, we charge additional fees to allow investors to use credit cards. To date, these fees mainly cover the costs. We also generate revenue from services, which include a consulting package called StartEngine Premium priced from $5,000 to $25,000 to help companies who raise capital with Regulation Crowdfunding. We additionally charge a $1,000 fee for certain amendments we file on behalf of companies raising capital with Regulation Crowdfunding as well as fees to run the required “bad actor” checks for companies utilizing our services.

Six Months ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Our revenues increased to $2,421,061 for the six months ended June 30, 2018 (“Interim 2018”) from $770,668 for the six months ended June 30, 2017 (“Interim 2017”), an increase of 214%. StartEngine Premium, which began recognizing revenues in the second quarter of 2017, contributed $691,000 to the increase in revenues. The increase in revenues was also driven by increases in event and sponsorship revenue of approximately $301,000 related to the StartEngine ICO 2.0 Summit in April 2018, Regulation Crowdfunding platform fees of approximately $295,000, Regulation D platform fees of approximately $266,000 primarily related to the tZERO initial coin offering, and other campaign-related services of approximately $333,000. These increases were partially offset by lower Regulation A platform fees of approximately $177,000.

Cost of revenues increased to $1,150,009 for Interim 2018 from $233,375 for Interim 2017, an increase of 393%. Cost of revenues consists of internal employees, hosting fees, processing fees, and certain software subscription fees that are required to provide services to our issuers. Cost of revenues increased primarily as a result of higher transaction costs of approximately $299,000 due to increased campaign volume, higher payroll costs of approximately $256,000 due to an expanded account services team, and higher contractor costs related to campaign copywriting, legal, and accounting services of approximately $155,000. Our gross margins decreased to 68.2% for Interim 2018 from 79.7% for Interim 2017.

Our operating expenses consist of general and administrative expenses (consisting primarily of salaries, stock-based compensation, office rent, legal services and accounting services), sales and marketing expenses, and research and development expenses. Operating expenses totaled $3,085,707 for Interim 2018 from $1,538,880 for Interim 2017, an increase of 101%. The primary components of this increase were:

●	An increase in sales and marketing expenses to $1,328,609 for Interim 2018 from $370,251 for Interim 2017, a 259% increase, primarily as a result of higher payroll costs from an expanded sales team driving increased campaign volume, higher stock-based compensation expense due to an increase in stock option grants for business development and marketing employees, higher advertising expense from the commencement of Facebook advertising campaigns, and higher lead generation costs to drive increased campaign volume.

●	An increase in general and administrative expenses to $1,470,716 for Interim 2018 from $918,336 for Interim 2017, a 60% increase, primarily as a result of higher stock-based compensation expense due to an increase in stock option grants for management and our advisory board, higher legal expense related to our broker-dealer application and responding to FINRA and SEC comments, and higher payroll costs due to compensation increases and the hiring of our Chief Technology Officer.

●	An increase in research and development expenses to $286,382 for Interim 2018 from $250,293 for Interim 2017, a 14% increase, due to higher stock-based compensation expense for our developers.

Other income was $12,555 for Interim 2018, compared to other expense $77,333 for Interim 2017. The change was due to a realized loss on available-for-sale investments during Interim 2017. During the same periods in 2018 and 2017, we had a provision for taxes of $4,532 and $7,021, respectively.

As a result of the foregoing, net loss increased to $1,806,632 from $1,085,941 for Interim 2018 and Interim 2017, respectively.

The company recorded other comprehensive income of $2,791 and $79,602 for Interim 2018 and Interim 2017, respectively, related to unrealized gains on available-for-sale investments.

The company’s comprehensive loss totaled $1,803,841 for Interim 2018 compared with $1,006,339 for Interim 2017.

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2017 Compared to 2016

Our revenues totaled $2,046,948 in 2017 and $308,370 in 2016, an increase of 564%. The increase was primarily due to higher platform fees from Regulation Crowdfunding offerings; our platform fees increased to $866,258 in 2017 from $26,852 in 2016. The increase was due to the fact that Regulation Crowdfunding was only in effect for seven months in 2016 and majority of revenues for a Crowdfunding campaign are recognized during the latter half of a campaign. In addition, there was greater market awareness and usage of Regulation Crowdfunding in 2017. Our Regulation A posting fees increased to $515,762 in 2017 from $180,772 in 2016. Also during this period, our revenues for ancillary services increased to $414,894 in 2017 from $0 in 2016, primarily due to the $215,500 in fees generated from StartEngine Premium.

Cost of revenues for 2017 and 2016 was $729,108 and $543,725, respectively, an increase of 34%. The increase was primarily due to higher transaction costs and higher payroll costs. We believe that our payroll normalized somewhat with more consistent operations as both Regulation Crowdfunding and Regulation A processes are more established, although this trend will not likely continue if we become a broker-dealer. Accordingly, our margins increased to 64% in 2017 from a negative margin of 76% in 2016.

Operating expenses totaled $3,502,600 in 2017 and $2,704,474 in 2016, an increase of 30%. The primary components of this increase were:

•	An increase in general and administrative costs to $2,228,369 in 2017 from $1,478,166 in 2016, a 51% increase, due to additional salaries for management personnel, higher office rent, and higher software subscription costs.

•	An increase in sales and marketing costs to $918,184 in 2017 from $542,017 in 2016, a 69% increase, due to additional salaries for marketing personnel and higher lead generation costs.

This increase was partially offset by a decrease in research and development costs to $356,047 in 2017 from $684,291 in 2016, a 48% decrease. The higher costs in 2016 were related to the commencement of Regulation Crowdfunding operations.

In 2017, we recorded $86,793 in other expense, compared with other income of $10,172 in 2016. The components of other expense were a realized loss on available-for-sale securities of $79,100 related to the sale of mutual funds, a decrease in the fair value of warrant investments of $33,745, and dividend income of $26,052.

As a result of the foregoing, we recorded a net loss of $2,280,174 in 2017, compared to a net loss of $2,930,568 in 2016.

The company recorded other comprehensive income in 2017 of $70,332 due to an unrealized gain on mutual funds, which we hold as an available-for-sale investment. In 2016, the company recorded other comprehensive loss of $104,463 due to an unrealized loss on mutual funds held as available-for-sale investments.

Our comprehensive loss totaled $2,209,842 in 2017 compared with a comprehensive loss totaling $3,035,031 in 2016.

Liquidity and Capital Resources

We do not currently have any significant loans or available credit facilities. As of June 30, 2018, the company’s current assets were $4,192,240. To date, our activities have been funded from investments from our founders, the previous sale of Series Seed Preferred Shares and Series A Preferred Shares, and our Regulation A offering.

We have no off-balance sheet arrangements, including arrangements that would affect the liquidity, capital resources, market risk support, and credit risk support or other benefits.

The company currently has no material commitments for capital expenditures.

As of June 30, 2018, the company had received $3,937,157 in net proceeds from the Regulation A offering.

We believe we have the cash, available-for-sale securities, other current assets available, and increasing revenues and access to funding that will be sufficient to fund operations until the company starts generating positive cash flows from normal operations.

Trend Information

We are operating in a new industry and there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. For those reasons and because we are still in the infancy of these new regulations, we expect to continue to incur losses until such time that the volume of Regulation A and Regulation Crowdfunding offerings and the investments into those offerings generates sufficient revenues to cover our costs.

Additionally, we would anticipate that if and when we become a broker-dealer, our costs for payroll and training will increase relative to our revenue. In addition, we expect increased costs due to technology and operations related to the operation of our ATS. We anticipate our overall expenses will double.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of June 30, 2018, our directors, executive officers and significant employees were as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part- time)/full-time
Executive Officers:
Howard Marks	CEO	56	January 1, 2014, Indefinitely	Full-time
Mary Frances Knight	CCO/Dir. of Administration	32	May 2014 (Director of Admin) and December 2015 (CCO), Indefinitely	Full-time
Johanna Cronin	Chief Marketing Officer	29	March 2014, Indefinitely	Full-time
Directors:
Howard Marks	Director	56	April 17, 2014, Indefinitely
Ronald Miller	Director and Chairman	56	April 17, 2014, Indefinitely
Significant Employees:
David Zhang	Lead Developer	26	August 2016	Full-time
John Shiple	Chief Technology Officer	47	April 23, 2018	Full-time

Howard Marks, Co-founder, CEO and Director

Howard Marks is one of our co-founders and has served as our CEO since January 1, 2017. From our founding in March 2014 until December 2016, Howard served as our Executive Chairman. Howard founded StartEngine, an unrelated entity, in November 2011 as a startup accelerator with the mission to help make Los Angeles a top tech entrepreneurial city. In March 2014, Howard and Ron Miller founded the company as an equity crowdfunding platform. Howard was the founder and CEO of Acclaim Games, a publisher of online games now part of The Walt Disney company. Before Acclaim, Howard was the Chairman of Activision Studios from 1991 until 1997. As a former Board Member and Executive Vice-President of video-game giant Activision, he and a partner took control in 1991 and turned the ailing company into the $20 billion market cap video game industry leader. As a games industry expert, Howard built one of the largest and most successful games studios in the industry, selling millions of games. Howard is the 2015 "Treasure of Los Angeles" recipient, awarded for his work to transform Los Angeles into a leading technology city. Howard is a member of Mayor Eric Garcetti's technology council. Howard has a Bachelor of Science in Computer Engineering from the University of Michigan. He is bilingual and is a triple national of the United States, United Kingdom, and France.

Ronald Miller, Co-founder and Executive Chairman

Ron Miller is the executive chairman and cofounder of StartEngine. Ron served as our CEO and a director since our founding in March 2014 until December 2016. On January 1, 2017, Ron became our executive chairman. He is also currently the founder of the Disability Group Inc., and has served as its CEO since 2004. When Howard and Ron initially met in the fall of 2013, they recognized that the JOBS Act represented the greatest advancement for entrepreneurship in a generation. From direct experience as entrepreneurs, they recognized that the key to bringing new technologies and innovations to market required capital that is not readily available. As a serial start-up entrepreneur, Miller immediately went into action to advocate for SEC rulemaking to give life to the JOBS Act, raise the initial capital and built a leadership team to drive the sales and market plan to help StartEngine establish a leadership place in the market.

Prior to StartEngine, Miller founded built and sold five companies through management buyouts, private equity, private investors, and public markets. He was also nominated as a four-time Inc.500/5000 award recipient and was Ernst & Young entrepreneur of the year award finalist. As the executive chairman, Miller brings his deep experience as a leader and strategist to the company.

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Johanna Cronin, Chief Marketing Officer

Johanna Cronin is Director of Marketing, Product, Investor Services, Issuer Services and Marketing at StartEngine. She was the first employee and began working for StartEngine in 2014. Prior to that she served as an SEM analyst, managing paid media budgets and purchasing media placements for small businesses, for Dex Media, Inc. from March 2012 until March 2014. Johanna received her Bachelor of Arts from Northwestern University, where she was a psychology major with a Spanish minor.

Mary Frances Knight, Chief Compliance Officer and Director of Operations/Administration

Mary Frances Knight is the Chief Compliance Officer at StartEngine. She has served in that position since December 2015. Prior to her promotion, she was Director of Administration, a position she held since May 2014. At that time, she was also Director of Finance and Administration of the Disability Group, a position she held from February 2013 to May 2015. She is a native of St. Louis and a graduate of USC. She is currently studying at the UCLA Anderson School of Management in its Executive Master of Business Administration (EMBA) program.

John Shiple, Chief Technology Officer

John Shiple is the Chief Technology Officer for StartEngine and has served in that position since April 2018. John has been building internet-based businesses for 25 years, including Aditazz (Vice President of User Experience and Apps, May 2017 to December 2017), RelishMix (CTO, November 2012 to December 2017), Cloud Cover Music (CTO, January 2015 to October 2015), EdgeMAC (CTO and Technology Advisor, August 2013 to September 2014), Asset Avenue (CTO, December 2013 to April 2014), Fanswell.fm (CTO, February 2013 to December 2013), and FreelanceCTO (CTO, 2008 to January 2018). He launched the first commercial Internet company that invented the ad banner (HotWired, now Wired Digital) and invented pop-up ads for GeoCities enabling a $4B+ Yahoo acquisition within a year. John is very active in the community, and for over 15 years, he has been organizing the LA CTO Forum (the largest CTO organization in the world with over 350 members). John's work brings forth new products, optimizes business processes, lowers operating costs, and enables operational scalability. He has a special expertise in working with emerging and disruptive technologies.

David Zhang, Lead Engineer

David Zhang engineered the first working version of the StartEngine platform. David has been an integral part of over 12 software applications across multiple startups. He has served as our lead software engineer since August 2016. After graduation and prior to his employment on StartEngine, he was the lead developer at Colab.la, a start-up venture studio, from July 2014 until June 2016. He graduated from Indiana University Bloomington in May 2014 with a BS in computer science before teaching himself web development and infrastructure. David started his career being thrown into "rescue" jobs with hard deadlines and as a result, has developed a great appreciation for getting the work done.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2017, we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($) (1)(2)	Total compensation ($)
Howard Marks	CEO	$300,000	$180,000	$480,000
Johanna Cronin	Director of Product, Account Services and Marketing	$110,000	$16,575	$126,575
Mary Frances Knight	CCO/Director of Administration	$95,000	$10,700	$105,700

(1) The other compensation consists of cash bonus. The executives also received medical and health benefits, generally available to all salaried employees.

(2) During the fiscal year ended December 31, 2017, options for 62,496 shares granted to Johanna Cronin under the 2015 Equity Incentive Plan and options for 2,500 shares granted to Mary Frances Knight under the 2015 Equity Incentive Plan vested. On February 7, 2017, Johanna Cronin and Mary Frances Knight were each granted options for 50,000 shares, one-fourth of which will vest on January 1, 2018, and the remaining options will vest monthly over the following three years. Howard Marks also received options for 100,000 shares in his capacity as a director.

In 2018, our two directors each received options to purchase 100,000 shares for $0.792 a share under the 2015 Equity Incentive Plan for their roles as directors in 2017. One-fourth of the options will vest on January 1, 2019, and the remaining options will vest monthly over the following three years.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The tables below show, as of September 30, 2018, the security ownership of the company’s directors, executive officers owning 10% or more of the company’s voting securities and other investors who own 10% or more of the company’s voting securities.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable		Percent of class (2)
Common Stock	Howard Marks (4)	3,440,000	200,000	(5)	46.3%

			1,016,143 Proxy Shares	(6)
					53.9	%(3)
Common Stock	Miller Family Trust 1/2/96	2,580,000	200,000	(5)	34.7%
	(Ron Miller)				36.4	%(3)
Common Stock	All executive officers and	6,020,000	400,000	(5)	81.0%
	directors as a group				84.6	%(3)
	(including Howard Marks and Ron Miller)		1,016,143 Proxy Shares	(6)

			299,792 shares available under stock options	(7)
Series Seed Preferred Stock	Howard E. Marks Living Trust U/A Dtd 12/21/2001 (Howard Marks)	200,000			5.7%
Series Seed Preferred Stock	Miller Family Trust 1/2/96 (Ron Miller)	200,000			5.7%
Series Seed Preferred Stock	AC Ventures, LLC 370 Convention Way, Redwood City, CA, 94063	400,000			11.4%
Series A Preferred Stock	SE Agoura Investment LLC 333 South Grand Avenue Suite 1470 Los Angeles, CA 90071 (8)	3,201,024			98.4%

(1)	The address for all the executive officers and directors is c/o StartEngine Crowdfunding, Inc., 750 N San Vicente Blvd, Suite 800 West, West Hollywood, California 90069.

(2)	Based on 7,430,310 shares of Common Stock, 3,500,000 shares of Series Seed Preferred Stock, and 3,254,261 shares of Series A Preferred Stock outstanding.

(3)	This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

(4)	These shares are held by Howard E. Marks Living Trust U/A Dated 12/21/2001 (Howard Marks) and Marks Irrevocable Trust (Howard Marks).

(5)	Shares available through conversion of Preferred Stock.

(6)	The Proxy Shares are the 1,016,143 common shares sold in the Regulation A offering, that Mr. Marks as CEO, has voting control over pursuant to the subscription agreement governing that offering.

(7)	The options were granted under the 2015 Equity Incentive Plan.

(8)	SE Agoura Investment LLC is beneficially owned by Aubrey Chernick.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In March 2016, the company entered into a three-year Platform Network Collaboration and Data Licensing Agreement (the “Platform Agreement”) with NextGen Crowdfunding, LLC, an entity affiliated with one of our significant preferred stockholders, SE Agoura Investment LLC, which is beneficially owned by Aubrey Chernick. The Platform Agreement calls for the company and the outside entity to collaborate and for the company to provide data and certain information to the entity for tracking crowdfunding statistics. In consideration, the company is to receive $75,000 per annum, with the first $75,000 being subject to certain milestones being met as defined by the Platform Agreement. The company received $25,000 upon execution of the Platform Agreement in 2016, and the remaining $50,000 was earned and received in 2017. The second $75,000 was received in March 2017 and will be earned ratably over 12 months.

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SECURITIES BEING OFFERED

General

StartEngine is offering Common Stock and Common Tokens and Series Token Preferred Stock and Preferred Tokens to investors in this offering. The Common Tokens represent Common Stock and the Preferred Tokens represent Preferred Stock. The rights of holders of Tokens come from two sources: our Certificate of Incorporation, which sets out the terms of Common Stock and Preferred Stock, whether held in token form or not, and the smart contract, which established the terms upon which Token holders will hold the Common Tokens and Preferred Tokens. However, since as discussed below, the terms of the smart contract are limited in functionality, there is no substantive difference between the rights of shares held as tokens and the rights of shares held directly. The Common Stock and Series Token Preferred Stock are not subject to the smart contract. The terms of the smart contract, the Common Stock and the Preferred Stock are described in more detail below.

The rights of investors in our Tokens are thus governed by both the terms of the smart contract and our Certificate of Incorporation, while the rights of holders of Common Stock or Preferred Stock that they do not hold in Token form are governed only by the Certificate of Incorporation. Other than specifying the manner of holding and transfer of the Common Tokens and the Preferred Tokens, the smart contract does not confer any rights or restrictions on the holders of tokens that differ from those of investors not holding in token form.

Investors in Common Tokens and Common Stock in this offering will be required to sign an irrevocable proxy, which will restrict their ability to vote. The proxy will remain in effect until the company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act. Investors in our previous offering of Common Stock under Regulation A were also required to grant a proxy on the same terms. Investors in Preferred Tokens and Preferred Stock will not be required to grant any proxy.

The following descriptions summarize important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the smart contracts, the Third Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of StartEngine’s capital stock, you should refer to our Third Amended and Restated Certificate of Incorporation and our Bylaws, as amended and restated, and applicable provisions of the Delaware General Corporation Law.

The company will amend and restate its certificate of incorporation prior to qualification of this Offering Statement by the Securities and Exchange Commission. As a result, StartEngine’s authorized capital stock will consist of 25,000,000 shares of Common Stock, $0.00001 par value per share, and 8,150,000 shares of Preferred Stock, $0.00001 par value per share, of which 3,500,000 shares are designated as Series Seed Preferred Stock, 3,500,000 shares are designated as Series A Preferred Stock, and 1,150,000 shares are designated Series Token Preferred Stock.

As of August 10, 2018, the outstanding shares of StartEngine included: 7,430,310 shares of Common Stock, 3,500,000 shares of Series Seed Preferred Stock, and 3,254,261 shares of Series A Preferred Stock.

Terms of the Tokens under the Smart Contracts

As discussed above, the terms of the Common Tokens and Preferred Tokens come from the smart contracts and our Certificate of Incorporation. See “Common Stock” and “Preferred Stock” below.

The Tokens will be delivered to wallet addresses on the Ethereum Blockchain and governed by the smart contracts. We do not control the Ethereum Blockchain. See “Risk Factors — We will be relying on a third party network to issue the smart contracts.” The code that forms the basis for the smart contract for each class of Tokens appear as Exhibit 3.2 to the Offering Statement of which this Offering Circular forms a part. The smart contracts will be are identical apart from the identification of the class of Tokens (which is an external input that is entered into the smart contract code).

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The protocol, or code, for the smart contracts is based on the ERC-20 standard, modified to address the requirements of securities law and to limit the ability of wallet holders or any persons other than the stock transfer agent to transfer or otherwise change the number of Tokens in a wallet. Our code for the smart contracts, which is available at Github at https://github.com/StartEngine/ldgr_smart_contracts, has been assigned ERC number ERC-1450 (https://github.com/ethereum/EIPs/pull/1450). This means that, if accepted by the Ethereum community, the code will become a permanent improvement to the overall Ethereum blockchain. In the meantime, it is fully developed and available to be used as the basis for our smart contracts. The ownership of shares recorded by the smart contracts may be changed only by the stock transfer agent. Investors who have lost access to their Tokens (for a number of reasons) may have their Tokens cancelled and re-issued upon providing the transfer agent with a signed notarized sworn affidavit attached to the letter explaining the loss and providing a new Ethereum wallet address (if required). The smart contacts have no transfer functionality that can be accessed by a securities holder therefore any vulnerabilities, including bugs, errors or hacks, can be fixed by issuing a new smart contract to the affected securities holders. LDGR will make publicly available the number of securities issued on the Ethereum Blockchain.

Because the Tokens represent our Common Stock and Preferred Stock, there is no limitation embedded in the smart contracts on the number of Tokens that can be created. The overall potential number of Tokens will be a function of corporate law, and will be increased in accordance with laws of the state of Delaware and our Certificate of Incorporation and Bylaws.

The smart contracts allow for StartEngine Secure to both grant and remove Tokens from a wallet and nothing else. Under the terms of the smart contracts, a single Token may not be divided into fractions of a Token and only whole Tokens may be transferred or accepted.

The smart contracts do not have transfer functionality and only the transfer agent may transfer the shares. The terms of the smart contracts do not impose any additional limitations on the transfer of Tokens. The Tokens are subject to the limitations that apply to all shares under applicable securities laws, such as the limitation on the ability of affiliates to freely transfer their shares, and the requirement that any trades comply with applicable state securities requirements relating to secondary trading. All the material terms in the smart contracts have been disclosed in this section.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds, unless a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal or greater than the amount those holders would receive on an as-converted basis to Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors, but excluding matters that relate solely to the terms of a series of Preferred Stock. The investors in Common Stock in this offering will be required to grant a proxy to the company’s CEO, described in greater detail below under “Proxy.”

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, after the payment of all of our debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of Preferred Stock, the holders of Common Stock and the holders of Preferred Stock (calculated on an as-converted to Common Stock basis) will be entitled to share ratably in the net assets legally available for distribution to shareholders.

Additional Rights and Preferences

Holders of Common Stock have no preemptive, conversion, anti-dilution or other rights, and there are no redemptive or sinking fund provisions applicable to Common Stock.

The Proxy

Holders of Common Stock who purchase their shares in this offering will grant the company a proxy in Section 5 of the Subscription Agreement and agree to allow the company’s CEO to vote their shares on all matters submitted to a vote of the shareholders, including the election of directors. The proxy will be irrevocable and will remain in effect until the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of Common Stock or the effectiveness of a registration statement under the Securities Exchange Act of 1934 covering the Common Stock.

Forum Selection Provision

Section 7 of our Common Stock subscription agreement (which appears as an exhibit to the offering statement of which this offering circular forms a part) provides that any court of competent jurisdiction in the State of New York is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

35

Preferred Stock

Prior to the qualification of this Offering Statement by the Securities and Exchange Commission, we had two classes of Preferred Stock. Upon qualification, we will have authorized a new class of Preferred Stock, Series Token Preferred Stock, and therefore will have authorized the issuance of three series of Preferred Stock, designated Series Token Preferred Stock, Series Seed Preferred Stock and Series A Preferred Stock. The Series Token Preferred Stock, Series Seed Preferred Stock and Series A Preferred Stock enjoy substantially similar rights, preferences, and privileges.

Dividend Rights

Holders of Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. Such dividends are non-cumulative and no right shall accrue to holders of Preferred Stock for undeclared dividends. Unpaid and undeclared dividends shall not bear or accrue interest. Holders of Preferred Stock are entitled to at least their share proportionally (calculated on an as-converted to Common Stock basis) in any dividends paid to the holders of Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Preferred Stock is entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock at the then-effective conversion rate. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the shareholders, including the election of directors, as a single class with the holders of Common Stock. Specific matters submitted to a vote of the shareholders require the approval of a majority of the holders of Preferred Stock voting as if their shares had been converted into Common Stock. These matters include any vote to:

•	enter into a transaction or series of related transactions involving a merger or consolidation, or sale, conveyance or disposal of all or substantially of the assets, unless the majority of the voting power in the surviving entity is substantially similar to that before the transaction with substantially the same rights, preferences, privileges and restrictions;
•	modify the rights preferences, privileges and restrictions so as to adversely affect the Preferred Stock;
•	increase the total number of authorized shares of Preferred Stock;
•	authorize or issue, or obligate to issue, any other equity security having a preferences over, or on a parity with the Preferred Stock with respect to dividends, liquidation, redemption or voting;
•	redeem, purchase or otherwise acquire any shares of Common Stock or Preferred Stock except as indicated, including the repurchase of shares from employees, directors and officers, and existing contractual rights;
•	declare or pay any dividend on the Common Stock, other than a dividend payable solely in Shares of Common Stock; and
•	amend the Certificate of Incorporation or Bylaws.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, holders of Series A Preferred Stock and Series Token Preferred Stock are entitled to liquidation preference superior Series Seed Preferred Stock. And collectively, holders of Preferred Stock are entitled to a liquidation preference superior to holders of Common Stock. Liquidation distributions will be first paid to holders of Series A Preferred Stock and Series Token Preferred Stock, who will be paid ratably with each other in proportion to their liquidation preference. Holders of Series Token Preferred Stock will receive an amount for each share equal to $8.80 per share of Series Token Preferred Stock, adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events (each a “Recapitalization Event”), plus all declared and unpaid dividends and holders of Series A Preferred Stock will receive an amount for each share equal to $1.7182 per share of Series A Preferred Stock, adjusted for any Recapitalization Event, plus all declared and unpaid dividends. The distributions will then go to holders of Series Seed Preferred Stock, who will receive an amount for each share equal to $0.50 per share of Series Seed Preferred Stock, adjusted for any Recapitalization Event, plus all declared and unpaid dividends. Finally, distributions will be payable ratably to holders of Common Stock and Preferred Stock on an as-converted basis. If, upon such liquidation, dissolution or winding up, the assets and funds that are distributable to the holders of Series A Preferred Stock and Series Seed Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such assets and funds will be distributed ratably first among the holders of the Series A Preferred Stock in proportion to the full preferential amounts to which they would otherwise be entitled to receive, and then any remaining amounts to Series Seed Preferred Stock in proportion to the full preferential amounts which they would otherwise be entitled to receive.

36

Conversion Rights

Preferred Stock is convertible into Common Stock voluntarily and automatically. Each share of Preferred Stock is convertible at the option of the holder of the share at any time prior to the closing of a liquidation event. Each share of Preferred Stock is currently convertible into one share of Common Stock, but such conversion rate may be adjusted pursuant to the anti-dilution rights of the Preferred Stock set forth in Section 3(d) of the Second Amended and Restated Certificate of Incorporation.

Additionally, each share of the Preferred Stock will automatically convert into Common Stock (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 where the per share offering price is at least the minimum share price (as adjusted for Recapitalization Events) and our aggregate proceeds are greater than or equal to $15,000,000 or (ii) by a vote by a majority of holders of Preferred Stocks. The “minimum share price” is $8.59 for shares of Series Seed Preferred Stock and shares of Series A Preferred Stock and $8.80 for shares of Series Token Preferred Stock. Preferred Stock converts into the same number of shares of Common Stock regardless of whether converted automatically or voluntarily.

Drag Along Rights

Holders of Preferred Stock are subject to a drag-along provision, pursuant to which each holder of Preferred Stock agrees that, in the event that ithe company’s Board, the holders of a majority of the company’s voting stock vote, and the holders of a majority of Common Stock issued or issuable upon conversion of Preferred Shares vote in favor of a sale of the company, then such holder of Preferred Stock and Howard E. Marks Living Trust U/A Dated 12/21/2001 (Howard Marks), Marks Irrevocable Trust (Howard Marks), and Miller Family Trust 1/2/96 (Ron Miller) (each a “Key Holder”) will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company, and deliver any documentation or take other actions reasonably required. The drag-along provision is set forth in the Amended and Restated Investors’ Rights Agreements for holders of Series A Preferred Stock and Series Seed Preferred Stock and in their respective subscription agreements for holders of Series Token Preferred Stock.

Right of First Refusal, Participation and Tag Along Rights

Under the Amended and Restated Investors’ Rights Agreement (for holders of Series A Preferred Stock and Series Seed Preferred Stock) and under the Subscription Agreement (for holders of Series Token Preferred Stock), holders of at least 100,000 shares of Preferred Stock (as adjusted for recapitalization events) at the time of the event are entitled to a right of first refusal if we propose to issue new shares of capital stock (subject to certain exceptions). Holders of Common Stock and holders of fewer than 100,000 shares of Preferred Stock do not enjoy such rights. All holders of Series A Preferred Stock and Series Seed Preferred Stock are entitled to tag along rights if any Key Holder proposes to sell any of their respective holdings. All holders of Preferred Stock are entitled to participation rights in future offerings.

Forum Selection Provision

Section 7 of our Common Stock subscription agreement (which appears as an exhibit to the offering statement of which this offering circular forms a part) provides that any court of competent jurisdiction in the State of New York is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

Exercise of the rights of the Tokens under the smart contracts

The Tokens will be launched on the public Ethereum Blockchain with a smart contracts built by LDGR.

37

F-1

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash	$807,657	$954,599
Available-for-sale securities	2,387,097	1,556,192
Accounts receivable, net of allowance	545,747	159,100
Other current assets	451,739	27,885
Total current assets	4,192,240	2,707,776

Property and equipment, net	5,716	7,005
Investments - warrants	227,324	201,124
Intangible assets	20,000	20,000
Other assets	20,950	20,950
Total assets	$4,466,230	$2,956,855

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$240,414	$163,627
Accrued liabilities	389,375	398,834
Deferred revenue	512,438	219,425
Total current liabilities	1,142,227	781,886

Total liabilities	1,142,227	781,886

Commitments and contingencies (Note 5)

Stockholders' equity:
Series A Preferred Stock, par value $0.00001, 3,500,000 shares authorized, 3,254,261 issued, and outstanding	5,566,473	5,556,473
Series Seed Preferred Stock, par value $0.00001, 3,500,000 shares authorized, issued, and outstanding	1,750,000	1,750,000
Common stock, par value $0.00001, 25,000,000 shares authorized, 7,430,310 and 6,754,501 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	74	68
Additional paid-in capital	4,939,646	1,638,426
Subscription receivable	(453,618)	(105,267)
Accumulated other comprehensive loss	(31,340)	(34,131)
Accumulated deficit	(8,447,232)	(6,640,600)
Total stockholders' equity	3,324,003	2,174,969
Total liabilities and stockholders' equity	$4,466,230	$2,956,855

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-2

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Six Months Ended June 30,
	2016	2017

Revenues	$2,421,061	$770,668

Cost of revenues	1,150,009	233,375

Gross profit	1,271,052	537,293

Operating expenses:
General and administrative	1,470,716	918,336
Sales and marketing	1,328,609	370,251
Research and development	286,382	250,293
Total operating expenses	3,085,707	1,538,880

Operating loss	(1,814,655)	(1,001,587)

Other (income) expense:
Other expense	6,309	17,630
Other income	(18,864)	(18,310)
Realized loss on available-for-sale securities	—	78,013
Total other (income) expense	(12,555)	77,333

Loss before provision for income taxes	(1,802,100)	(1,078,920)

Provision for income taxes	4,532	7,021

Net loss	$(1,806,632)	$(1,085,941)

Other comprehensive income:
Unrealized gain on available-for-sale investments	2,791	79,602
Total other comprehensive income	$2,791	$79,602

Comprehensive loss	$(1,803,841)	$(1,006,339)

Weighted average earnings per share - basic and diluted	$(0.25)	$(0.17)
Weighted average shares outstanding - basic and diluted	7,191,154	6,414,167

In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-3

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2018	2017

Cash flows from operating activities:
Net loss	$(1,806,632)	$(1,085,941)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,289	1,228
Bad debt expense	87,596	50,000
Fair value of warrants received for fees	(32,509)	(96,496)
Change in fair value of warrant investments	6,309	17,630
Realized loss on available-for-sale securities	—	78,013
Stock-based compensation	440,148	10,748
Changes in operating assets and liabilities:
Accounts receivable	(474,243)	(91,480)
Other assets	(423,854)	(83,864)
Accounts payable	76,787	91,563
Accrued liabilities	(9,459)	(73,344)
Deferred revenue	293,013	70,800
Net cash used in operating activities	(1,841,555)	(1,111,143)

Cash flows from investing activities:
Purchase of property and equipment	—	(2,294)
Purchase of available-for-sale securities	(818,114)	(32,295)
Sale of available-for-sale securities	—	1,273,985
Deposits and other	—	(2,790)
Net cash (used in) provided by investing activities	(818,114)	1,229,606

Cash flows from financing activities:
Proceeds from sale of common stock	2,620,795	—
Deferred offering costs	—	(30,000)
Offering costs	(108,068)	—
Net cash provided by (used in) financing activities	2,512,727	(30,000)

(Decrease) increase in cash and cash equivalents	(146,942)	88,463
Cash and cash equivalents, beginning of year	954,599	149,177
Cash and cash equivalents, end of year	$807,657	$237,640

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$4,532	$7,021

Non-cash investing and financing activities:
Unrealized gain on available-for-sale securities	$2,791	$79,602
Fair value of warrants received	$32,509	$96,496

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-4

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Series A Preferred Stock		Series Seed Preferred Stock		Common Stock		Additional	Subscription	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Receivable	Income (Loss)	Deficit	Equity
December 31, 2017	3,254,261	$5,566,473	3,500,000	$1,750,000	6,754,501	$68	$1,638,426	$(105,267)	$(34,131)	$(6,640,600)	$2,174,969
Sale of common stock	—	—	—	—	675,809	6	2,969,140	(348,351)	—	—	2,620,795
Offering costs	—	—	—	—	—	—	(108,068)	—	—	—	(108,068)
Stock option compensation	—	—	—	—	—	—	440,148	—	—	—	440,148
Net loss	—	—	—	—	—	—	—	—	—	(1,806,632)	(1,806,632)
Other comprehensive gain	—	—	—	—	—	—	—	—	2,791	—	2,791
June 30, 2018	3,254,261	$5,566,473	3,500,000	$1,750,000	7,430,310	$74	$4,939,646	$(453,618)	$(31,340)	$(8,447,232)	$3,324,003

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-5

NOTE 1 – NATURE OF OPERATIONS

StartEngine Crowdfunding, Inc. was formed on March 19, 2014 (“Inception”) in the State of Delaware. The Company was originally incorporated as StartEngine Crowdsourcing, Inc., but changed to the current name on May 8, 2014   The consolidated financial statements of StartEngine Crowdfunding, Inc. (which may be referred to as the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in West Hollywood, California.

The Company aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. StartEngine Crowdfunding, Inc. operates under Title IV of the Jumpstart our Business Startups Act (“JOBS Act”), allowing private companies to advertise the sale of stock to both accredited and non-accredited investors. StartEngine Crowdfunding Inc. has wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, and StartEngine Primary LLC. StartEngine Capital LLC, a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA), operates under Title III of the JOBS Act. StartEngine Secure LLC is a transfer agent registered with the SEC. StartEngine Primary LLC was formed in October 2017 and is in the process of seeking approval to operate as a registered broker-dealer and alternative trading system. The Company’s mission is to empower thousands of companies to raise capital and create significant amounts of jobs over the coming years.

Management Plans

The Company’s revenue producing activities commenced in 2015 with the approved start of Title IV of the JOBS Act which created new rules for Regulation A and increased in 2016 based on the start of Regulation Crowdfunding under Title III of the JOBS Act. Because this is a new industry, there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. Because there is a level of uncertainty and because we are still at the early stages of these new regulations, the Company is expected to incur losses until such time that the volume of Regulation A and Regulation Crowdfunding campaigns and the investments into those campaigns is sufficient for revenues derived from those campaigns to cover our costs. These factors indicate substantial doubt about the Company’s ability to continue as a going concern.

During the next twelve months, the Company intends to fund its operations through its current working capital, the sale of equity through another Regulation A offering, and increasing revenues. Based on our current capital and ability to reduce cash burn if needed, as well as the increasing revenues as Regulation A and Regulation Crowdfunding become more widely used, Management believes that any substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. GAAP for interim financial information and in accordance with Rule 8-03 of Regulation S-X per Regulation A requirements. Certain information and disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. These interim consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements of the Company for the years ended December 31, 2017 and 2016. The results of operations for the six months ended June 30, 2018 and 2017 are not necessarily indicative of the results that may be expected for the full year.

F-6

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of StartEngine Crowdfunding, Inc.’s wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, and StartEngine Primary LLC. Significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2018. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. The following are level 1, 2 and 3 assets.

Level 1

Investments: Available-for-sale securities are made up of mutual funds and shares of common stock that are valued based on quoted prices in active markets

Level 2

Investments - warrants (public portfolio): Fair value measurements of warrants of publicly-traded portfolio companies are valued based on the Black-Scholes option pricing model. The model uses the price of publicly-traded companies (underlying stock price), stated strike prices, warrant expiration dates, the risk-free interest rate and market-observable volatility assumptions based on comparable public company.

F-7

Level 3

Investments - warrants (private portfolio): Fair value measurements of warrants of private portfolio companies are priced based on a modified Black-Scholes option pricing model to estimate the asset value by using stated strike prices, warrant expiration dates modified to account for estimates to actual life relative to stated expiration, risk-free interest rates, and volatility assumptions based on comparable public companies. Option volatility assumptions used in the modified Black-Scholes model are based on public companies who operate in similar industries as companies in our private company portfolio. For these warrants, the fair value of the underlying stock may be estimated based on recent raises or based on information received from the portfolio company. Certain adjustments may be applied as determined appropriate by management for lack of liquidity.

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2018:

	Level 1	Level 2	Level 3	Total
Cash	$807,657	$—	$—	$807,657
Available-for-sale securities
Mutual funds	2,371,003	—	—	2,371,003
Common stock equities	16,094	—	—	16,094
Investments - Warrants	—	—	227,324	227,324
	$3,194,754	$—	$227,324	$3,422,078

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2017:

	Level 1	Level 2	Level 3	Total
Cash	$954,599	$—	$—	$954,599
Available-for-sale securities
Mutual funds	1,556,070	—	—	1,556,070
Common stock equities	10,122	—	—	10,122
Investments - Warrants	—	—	201,124	201,124
	$2,520,791	$—	$201,124	$2,721,915

The following table presents additional information about transfers in and out of Level 3 assets measured at fair value on a recurring basis for the six months ended June 30, 2018:

Investments - Warrants
Fair Value at December 31, 2017	201,124
Receipt of warrants	32,509
Change in fair value of warrants	(6,309)
Fair Value at June 30, 2018	$227,324

The following range of variables were used in valuing Level 3 assets during the six months ended June 30, 2018 and the year ended December 31, 2017:

	June 30, 2018	December 31, 2017
Expected life (years)	1-10	1-10
Risk-free interest rate	2.1-2.9%	1.8-2.4%
Expected volatility	30-134%	44-134%
Annual dividend yield	0%	0%

F-8

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The allowance for doubtful accounts as of June 30, 2018 and December 31, 2017 was $56,796 and $22,700, respectively. Bad debt expense for the six months ended June 30, 2018 and 2017 was $87,596 and $50,000, respectively.

Uncollectible Advances and Write-offs

At times, we advance issuers money for marketing expenses related to a Regulation Crowdfunding offering according to our policies. These advances are meant to be paid back out of proceeds of the offering and are non-interest bearing. In the event that an issuer offering is not successful and does not raise funds sufficient to cover the advance, we assess the advance for collectability. These advances are considered for a full or partial charge-off or reserve based on how long the advance is past due and management’s assessment of collectability. These advances and related reserves are included in net accounts receivable in the accompanying consolidated balance sheet.

Investment Securities

Available-for-Sale Securities

Our available-for-sale securities consist of mutual funds and common stock equities that are tradable in an active market. Unrealized gains and losses on available-for-sale securities, net of applicable taxes, are reported in accumulated other comprehensive income, which is a separate component of the Company’s stockholders' equity, until realized.

We analyze available-for-sale securities for other-than-temporary impairment quarterly or as there is indication that such review is necessary.

We apply the other-than-temporary impairment standards of Accounting Standards Codification (“ASC”) 320, Investments-Debt and Equity Securities.

Non-Marketable and Other Securities

Non-marketable and other securities include investments in non-public equities. Our accounting for investments in non-marketable and other securities depends on several factors, including the level of ownership, power to control and the legal structure of the subsidiary making the investment. As further described below, we base our accounting for such securities on: (i) fair value accounting, (ii) equity method accounting, and (iii) cost method accounting.

Investments - Warrants

In connection with negotiated platform fee agreements, we may obtain warrants giving us the right to acquire stock in companies undergoing Regulation A offerings. We hold these assets for prospective investment gains. We do not use them to hedge any economic risks nor do we use other derivative instruments to hedge economic risks stemming from these warrants.

We account for warrants in certain private and public (or publicly traded under the provisions of Regulation A) client companies as derivatives when they contain net settlement terms and other qualifying criteria under ASC 815, Derivatives and Hedging. In general, the warrants entitle us to buy a specific number of shares of stock at a specific price within a specific time period. Certain warrants contain contingent provisions, which adjust the underlying number of shares or purchase price upon the occurrence of certain future events. Our warrant agreements typically contain net share settlement provisions, which permit us to receive at exercise a share count equal to the intrinsic value of the warrant divided by the share price (otherwise known as a “cashless” exercise). These warrants are recorded at fair value and are classified as Investments - warrants on our consolidated balance sheet at the time they are obtained.

F-9

The grant date fair values of warrants received in connection with services performed are deemed to be revenue and recognized upon receipt.

Any changes in fair value from the grant date fair value of warrants will be recognized as increases or decreases to investments on our balance sheet and as net gains or losses in other (income) expense, a component of consolidated net income.

In the event of an exercise for shares, the basis or value in the securities is reclassified from Investment - warrants to available-for-sale securities or non-marketable securities, as described below, on the consolidated balance sheet on the latter of the exercise date or corporate action date. The shares in public companies, or companies that trade over-the-counter as allowed by Regulation A, are classified as available-for-sale securities (provided they do not have a significant restriction from sale). Changes in fair value of securities designated as available-for-sale, after applicable taxes, are reported in accumulated other comprehensive income, which is a separate component of stockholders' equity. The shares in private companies without an active trading market are classified as non-marketable securities. Typically, we account for these securities at cost and only record adjustments to the value at the time of exit or liquidation though gains or losses on investments securities, in non-interest income, a component of consolidated net income.

The fair value of the warrants portfolio is a critical accounting estimate and is reviewed semi-annually. We value our warrants using a modified Black-Scholes option pricing model, which incorporates the following significant inputs, in addition to certain adjustments for general lack of liquidity:

•	An underlying asset value, which is estimated based on current information available in valuation reports, including any information regarding subsequent rounds of funding or performance of a company.

•	Stated strike price, which can be adjusted for certain warrants upon the occurrence of subsequent funding rounds or other future events.

•	Price volatility or risk associated with possible changes in the warrant price. The volatility assumption is based on historical price volatility of publicly traded companies within indices or companies similar in nature to the underlying client companies issuing the warrant.

•	The expected remaining life of the warrants in each financial reporting period.

•	The risk-free interest rate is derived from the Treasury yield curve and is calculated based on the risk-free interest rates that correspond closest to the expected remaining life of the warrant on the date of assessment.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of three (3) to five (5) years. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

F-10

Internal Use Software

We incur software development costs to develop software programs to be used solely to meet our internal needs and cloud-based applications used to deliver our services. In accordance with ASC 350-40, Internal-Use Software, we capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed, the software will be used to perform the function intended, and the value will be recoverable. Reengineering costs, minor modifications and enhancements that do not significantly improve the overall functionality of the software are expensed as incurred. To date, we have not capitalized any costs.

Intangible Assets

Intangible assets are amortized over their respective estimated lives, unless the lives are determined to be indefinite and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The impairment testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the liquidation and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock.

Dividends which are required to be paid upon redemption are accrued and recorded within preferred stock and accumulated deficit.

Equity Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. As of June 30, 2018 and December 31, 2017, offering costs of $207,911 and $99,843, respectively, for the Regulation A offering have been charged to stockholders’ equity.

F-11

Revenue Recognition

The Company recognizes revenues from platform fees, marketing services branded under the name “StartEngine Premium,” sponsorship, and related services when (a) persuasive evidence that an agreement exists; (b) the service has been performed; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured. Sponsorships that are for greater than one month are deferred and recognized over the sponsorship period. Platform fees can consist of both cash and warrant consideration. Warrant consideration is valued at the time the warrants are earned based on the criteria noted above using the Black-Scholes pricing model and recorded as revenue. Certain services performed by the Company, including StartEngine Premium services, are deferred over three (3) to twelve (12) months based on the expected timeline in which the services are expected to be rendered.

Cost of Revenues

Cost of revenues consists of internal employees, hosting fees, processing fees, and certain software subscription fees that are required to provide services to our issuers.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of non-capitalizable engineering fees for both employees and consultants related to our website and future product offerings, email and other tools that are utilized for client related services and outreach. During the six months ended June 30, 2018 and 2017, research and development costs were $286,382 and $250,293, respectively.

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718, Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Earnings per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of securities outstanding using the treasury stock method and the average market price per share during the year. Options and convertible preferred stock which are common stock equivalents are not included in the diluted earnings per share calculation for June 30, 2018 and 2017, respectively, since their effect is anti-dilutive.

F-12

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

At times, the Company may have certain vendors or customers that make up over 10% of the balance at any given time. However, the Company is not dependent on any single or group of vendors or customers, and accordingly, the loss of any such vendors or customers would not have a significant impact on the Company’s operations.

Risks and Uncertainties

The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the company negatively. Technological and advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective for the Company beginning January 1, 2018. The Company is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures.

In February 2016, the FASB issued a new accounting standard update (ASU 2016-02, Leases (Topic 842)), which will require for all operating leases the recognition of a right-of-use asset and a lease liability, in the balance sheet. The lease cost will be allocated over the lease term on a straight-line basis. This guidance will be effective on January 1, 2019, on a modified retrospective basis, with early adoption permitted. We are currently evaluating the impact of this guidance on our consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated financial statements.

NOTE 3 – MARKETABLE SECURITIES AND INVESTMENTS

Available-for-Sale Securities

Available-for-sale securities consisted of the following as of June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017
Mutual funds	$2,371,003	$1,556,070
Common stock	16,094	10,122
	$2,387,097	$1,566,192

F-13

The Company had $2,791 and $79,602 in unrealized gains on mutual funds and common stocks held, which is included as unrealized gain within other comprehensive loss in the statement of operations and comprehensive loss for the six months ended June 30, 2018 and 2017, respectively. During the six months ended June 30, 2018 and 2017, the Company realized losses on mutual funds sold of $0 and $78,013, respectively, on these investments.

Investments – Warrants

Equity warrants, as described in Note 2, are equity warrants received for services provided. The warrants are valued on the date they are earned in accordance with revenue recognition criteria. The change in value for the six months ended June 30, 2018 and 2017 was a decrease of $6,309 and $17,630, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

As of June 30, 2018 and December 31, 2017, property and equipment consisted of the following:

	June 30, 2018	December 31, 2017
Computer equipment	$6,744	$6,744
Software	3,654	3,654
Total property and equipment	10,398	10,398
Accumulated Depreciation	(4,682)	(3,393)
	$5,716	$7,005

Depreciation expense for the six months ended June 30, 2018 and June 30, 2017 was $1,289 and $1,228, respectively.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

The Company maintains offices on a month-to-month lease.

In March 2016, the company entered into a three-year Platform Network Collaboration and Data Licensing Agreement (the “Platform Agreement”) with NextGen Crowdfunding, LLC, an entity affiliated with one of our significant preferred stockholders, SE Agoura Investment LLC, which is beneficially owned by Aubrey Chernick. The Platform Agreement calls for the Company and the outside entity to collaborate and for the Company to provide data and certain information to the entity for tracking crowdfunding statistics. In consideration, the Company is to receive $75,000 per annum, with the first $75,000 being subject to certain milestones being met as defined by the Platform Agreement. The Company received $25,000 upon execution of the Platform Agreement in 2016, and the remaining $50,000 was earned and received in 2017. The second $75,000 was received in March 2017 and was earned ratably over 12 months. The third $75,000 was received in March 2018 and will be earned ratably over 12 months.

F-14

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

We have authorized the issuance of 7,000,000 shares of our preferred stock with par value of $0.00001. Of these authorized shares 3,500,000 are designated as Series Seed Preferred Stock (“Series Seed”) and 3,5000,000 are designated as Series A Preferred Stock (“Series A”).

Series A Preferred Stock

The Series A have liquidation priority over the Series Seed. The Series Seed has liquidation priority over common stock. In the event of the liquidation, dissolution or winding up of the Corporation the Series A shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders’, before any payment is made to the Corporation’s Series Seed or Common stock an amount equal to $1.7182 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Corporation legally available for distribution are insufficient to permit the payment the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A ratably in proportion to the full preferential amounts for which they are entitled. The Series A votes on an as converted basis. The Series A is convertible by the holder at any time after issuance at the conversion price which equates to a one to one basis for common stock. The Series A is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covert the offer and sale of common stock at an offering price of not less than $8.59 per share, as adjusted, with aggregate gross proceeds to the Corporation of not less than $15,000,000. In addition, the Series A has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Series Seed Preferred stock

The Series Seed have liquidation priority over the common stock. In the event of the liquidation, dissolution or winding up of the Corporation the Series Seed shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders’, after any payment made to Series A, but before any payment is made to the Corporation's Common stock an amount equal to $0.50 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Corporation legally available for distribution are insufficient to permit the payment the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A first, then ratably in proportion to the full preferential amounts for which they are entitled to the Series Seed. The Series Seed votes on an as converted basis. The Series Seed is convertible by the holder at any time after issuance at the conversion price which equates to on a one to one basis for common stock. The Series Seed is automatically converted into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, convert the offer and sale of common stock at an offering price of not less than $8.59 per share, as adjusted, with aggregate gross proceeds to the Corporation of not less than $15,000,000. In addition, the Series Seed has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Common Stock

We have authorized the issuance of 25,000,000 shares of our common stock with par value of $0.00001.

During the six months ended June 30, 2018, the Company sold 675,809 shares of common stock through its Regulation A offering. The Company recognized gross proceeds of $2,969,146 and a subscription receivable of $348,351 related to the sale of these shares. In connection with the offering, the Company recognized offering costs of $108,068 during the six months ended June 30, 2018.

F-15

Stock Options

In 2015, our Board of Directors adopted the StartEngine Crowdfunding, Inc. 2015 Equity Incentive Plan (the “2015 Plan”).  The 2015 Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of our common stock.  Up to 2,030,000 shares of our common stock may be issued pursuant to awards granted under the 2015 Plan. The 2015 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

During the six months ended June 30, 2018, the Company granted 685,000 stock options to employees. The Company valued these options under ASC 718 using the Black-Scholes pricing model. The granted options had an exercise price of $0.79, vest over four years and expire in ten years. The stock options were valued using the Black-Scholes pricing model as indicated below:

December 31, 2017
Expected life (years)	6.1
Risk-free interest rate	2.4-2.7%
Expected volatility	50%
Annual dividend yield	0%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company currently recognizes option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates.

Stock option expense for the six months ended June 30, 2018 and 2017 was $440,148 and $10,748, respectively, and are included within the consolidated statements of operations and comprehensive loss as follows:

	Six Months Ended
	June 30,
	2018	2017
Cost of revenues	$50,402	$—
General and administrative	282,933	10,748
Sales and marketing	75,153	—
Research and development	31,660	—

F-16

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after June 30, 2018 through September 12, 2018. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements.

F-17

F-18

INDEPENDENT AUDITORS’ REPORT

To Board of Directors and Stockholders

StartEngine Crowdfunding, Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of StartEngine Crowdfunding, Inc. and subsidiaries (collectively the “Company”) which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of StartEngine Crowdfunding, Inc. and subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ dbbmckennon
Newport Beach, CA
April 30, 2018

F-19

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
Assets
Current assets:
Cash	$954,599	$149,177
Available-for-sale securities	1,566,192	2,645,909
Accounts receivable, net of allowance	159,100	97,578
Other current assets	27,885	-
Total current assets	2,707,776	2,892,664

Property and equipment, net	7,005	7,228
Investments - warrants	201,124	75,162
Intangible assets	20,000	20,000
Other assets	20,950	29,835
Total assets	$2,956,855	$3,024,889

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$163,627	$18,594
Accrued liabilities	398,834	126,869
Deferred revenue	219,425	-
Total current liabilities	781,886	145,463

Total liabilities	781,886	145,463

Commitments and contingencies (Note 5)	-	-

Stockholders' equity:
Series A Preferred Stock, par value $0.00001, 3,500,000 shares authorized, 3,254,261 issued and outstanding at December 31, 2017 and 2016, respectively	5,566,473	5,566,473
Series Seed Preferred Stock, par value $0.00001, 3,500,000 authorized, issued, and outstanding	1,750,000	1,750,000
Common stock, par value $0.00001, 25,000,000 shares authorized, 6,754,501 and 6,414,167 shares issued and outstanding at December 31, 2017 and 2016, respectively	68	64
Additional paid-in capital	1,638,426	27,778
Subscription receivable	(105,267)	-
Accumulated other comprehensive income	(34,131)	(104,463)
Accumulated deficit	(6,640,600)	(4,360,426)
Total stockholders' equity	2,174,969	2,879,426
Total liabilities and stockholders' equity	$2,956,855	$3,024,889

See accompanying notes to consolidated financial statements.

F-20

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2017	2016

Revenues	$2,046,948	$308,370

Cost of revenues	729,108	543,725

Gross profit (loss)	1,317,840	(235,355)

Operating expenses:
General and administrative	2,228,369	1,478,166
Sales and marketing	918,184	542,017
Research and development	356,047	684,291
Total operating expenses	3,502,600	2,704,474

Operating loss	(2,184,760)	(2,939,829)

Other expense (income):
Interest income	-	(359)
Other expense	33,745	-
Other income	(26,052)	(68,824)
Realized loss on available-for-sale securities	79,100	8,929
Realized loss on warrant exercise	-	50,082
Total other expense (income)	86,793	(10,172)

Loss before provision for income taxes	(2,271,553)	(2,929,657)

Provision for income taxes	8,621	911

Net loss	$(2,280,174)	$(2,930,568)

Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments	70,332	(104,463)
Total other comprehensive income (loss)	$70,332	$(104,463)

Comprehensive loss	$(2,209,842)	$(3,035,031)

Weighted average earnings per share - basic and diluted	$(0.35)	$(0.41)
Weighted average shares outstanding - basic and diluted	6,427,350	7,135,153

See accompanying notes to consolidated financial statements.

F-21

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A Preferred Stock		Series Seed Preferred Stock		Common Stock		Additional Paid-	Subscription	Accumulated Other Comprehensive	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Receivable	Income (Loss)	Deficit	Equity
December 31, 2015	3,215,574	$5,500,000	3,500,000	$1,750,000	7,274,167	$73	$17,606	$-	$-	$(1,429,858)	$5,837,821
Sale of Series A Preferred Stock	38,687	66,473	-	-	-	-	-	-	-	-	66,473
Restricted common stock repurchased	-	-	-	-	(860,000)	(9)	(77)	-	-	-	(86)
Stock option compensation	-	-	-	-	-	-	10,249	-	-	-	10,249
Net loss	-	-	-	-	-	-	-	-	-	(2,930,568)	(2,930,568)
Other comprehensive loss	-	-	-	-	-	-	-	-	(104,463)	-	(104,463)
December 31, 2016	3,254,261	$5,566,473	3,500,000	$1,750,000	6,414,167	$64	$27,778	$-	$(104,463)	$(4,360,426)	$2,879,426
Sale of common stock	-	-	-	-	340,334	4	1,629,536	(105,267)	-	-	1,524,273
Offering costs	-	-	-	-	-	-	(99,843)	-	-	-	(99,843)
Stock option compensation	-	-	-	-	-	-	80,955	-	-	-	80,955
Net loss	-	-	-	-	-	-	-	-	-	(2,280,174)	(2,280,174)
Other comprehensive gain	-	-	-	-	-	-	-	-	70,332	-	70,332
December 31, 2017	3,254,261	$5,566,473	3,500,000	$1,750,000	6,754,501	$68	$1,638,426	$(105,267)	$(34,131)	$(6,640,600)	$2,174,969

See accompanying notes to consolidated financial statements.

F-22

STARTENGINE CROWDFUNDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(2,280,174)	$(2,930,568)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,517	876
Bad debt expense	70,700	60,006
Fair value of warrants received for fees	(159,707)	(75,162)
Change in fair value of warrant investments	33,745	-
Realized loss on cashless warrant exercise	-	50,082
Realized loss on available-for-sale securities	79,100	-
Stock-based compensation	80,955	10,249
Changes in operating assets and liabilities:
Accounts receivable	(132,222)	(155,584)
Other current assets	(27,885)	-
Accounts payable	145,033	(47,377)
Accrued liabilities	271,965	11,446
Deferred revenue	219,425	-
Net cash used in operating activities	(1,696,548)	(3,076,032)

Cash flows from investing activities:
Purchase of property and equipment	(2,294)	(8,104)
Purchase of available-for-sale securities	(577,307)	(4,413,468)
Sale of available-for-sale securities	1,648,256	1,703,573
Deposits and other	8,885	(10,891)
Net cash provided by (used in) investing activities	1,077,540	(2,728,890)

Cash flows from financing activities:
Proceeds from sale of common stock	1,524,273	-
Offering costs	(99,843)	-
Proceeds from sale of Series A preferred stock	-	66,473
Repurchase of restricted common stock	-	(86)
Net cash provided by financing activities	1,424,430	66,387

Increase (decrease) in cash and cash equivalents	805,422	(5,738,535)
Cash and cash equivalents, beginning of year	149,177	5,887,712
Cash and cash equivalents, end of year	$954,599	$149,177

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$8,621	$911

Non-cash investing and financing activities:
Unrealized gain (loss) on available-for-sale securities	$70,332	$(104,463)
Fair value of warrants received	$159,707	$75,162

See accompanying notes to consolidated financial statements.

F-23

STARTENGINE CROWDFUNDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

StartEngine Crowdfunding, Inc was formed on March 19, 2014 (“Inception”) in the State of Delaware. The Company was originally incorporated as StartEngine Crowdsourcing, Inc, but changed to the current name on May 8, 2014.  The consolidated financial statements of StartEngine Crowdfunding, Inc. (which may be referred to as “StartEngine,” the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in West Hollywood, California

The Company aims to revolutionize the startup financing model by helping both accredited and non-accredited investors invest in private companies on a public platform. StartEngine Crowdfunding, Inc. operates under Title IV of the Jumpstart our Business Startups Act (“JOBS Act”), allowing private companies to advertise the sale of stock to both accredited and non-accredited investors. StartEngine Crowdfunding Inc. has wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, and StartEngine Primary LLC. StartEngine Capital LLC, a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA), operates under Title III of the JOBS Act. StartEngine Secure LLC is a transfer agent registered with the SEC. StartEngine Primary LLC was formed in October 2017 and is in the process of seeking approval to operate as a registered broker-dealer and alternative trading system. The Company’s mission is to empower thousands of companies to raise capital and create significant amounts of jobs over the coming years.

Management Plans

The Company’s revenue producing activities commenced in 2015 with the approved start of Title IV of the JOBS Act which created new rules for Regulation A and increased in 2016 based on the start of Regulation Crowdfunding under Title III of the JOBS Act. Because this is a new industry, there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. Because there is a level of uncertainty and because we are still at the early stages of these new regulations, the Company is expected to incur losses until such time that the volume of Regulation A and Regulation Crowdfunding campaigns and the investments into those campaigns is sufficient for revenues derived from those campaigns and other services to cover our costs. These factors indicate substantial doubt about the Company’s ability to continue as a going concern.

During the next twelve months, the Company intends to fund its operations through its current working capital, its ongoing Regulation A offering, and increasing revenues. Based on our current capital and ability to reduce cash burn if needed, as well as the increasing revenues as Regulation A and Regulation Crowdfunding become more widely used, Management believes that any substantial doubt about the company’s ability to continue as a going concern has been alleviated.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of StartEngine Crowdfunding, Inc.’s wholly-owned subsidiaries, StartEngine Capital LLC, StartEngine Secure LLC, and StartEngine Primary LLC. Significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

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Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2017 and 2016. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. The following are level 1, 2 and 3 assets.

Level 1

Investments: Available-for-sale securities are made up of mutual and money market funds and shares of common stock that are valued based on quoted prices in active markets

Level 2

Investments - warrants (public portfolio): Fair value measurements of warrants of publicly-traded portfolio companies are valued based on the Black-Scholes option pricing model. The model uses the price of publicly-traded companies (underlying stock price), stated strike prices, warrant expiration dates, the risk-free interest rate and market-observable volatility assumptions based on comparable public companies.

Level 3

Investments - warrants (private portfolio): Fair value measurements of warrants of private portfolio companies are priced based on a modified Black-Scholes option pricing model to estimate the asset value by using stated strike prices, warrant expiration dates modified to account for estimates to actual life relative to stated expiration, risk-free interest rates volatility assumptions based on comparable public companies. Option volatility assumptions used in the modified Black-Scholes model are based on public companies who operate in similar industries as companies in our private company portfolio. For these warrants the fair value of the underlying stock may be estimated based on recent raises or based on information received from the portfolio company. Certain adjustments may be applied as determined appropriate by management.

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2017:

	Level 1	Level 2	Level 3	Total
Cash	$954,599	$-	$-	$954,599
Available-for-sale securities
Mutual and money market funds	1,556,070	-	-	1,556,070
Common stock equities	10,122	-	-	10,122
Investments - Warrants	-	-	201,124	201,124
	$2,520,791	$-	$201,124	$2,721,915

F-25

The following fair value hierarchy table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2016:

	Level 1	Level 2	Level 3	Total
Cash	$149,177	$-	$-	$149,177
Available-for-sale securities
Mutual funds	2,605,432	-	-	2,605,432
Common stock equities	40,477	-	-	40,477
Investments - Warrants	-	-	75,162	75,162
	$2,795,086	$-	$75,162	$2,870,248

The following table presents additional information about transfers in and out of Level 3 assets measured at fair value on a recurring basis for 2017 and 2016:

Investments - Warrants
Fair Value at December 31, 2015	90,559
Receipt of warrants	75,162
Exercise of warrants for common stock investment	(90,559)
Fair Value at December 31, 2016	75,162
Receipt of warrants	159,707
Change in fair value of warrants	(33,745)
Fair Value at December 31, 2017	$201,124

The following range of variables were used in valuing Level 3 assets during the years ended December 31:

	2017	2016
Expected life (years)	1-10	10
Risk-free interest rate	1.8-2.4%	2.4%
Expected volatility	44-134%	75-100%
Annual dividend yield	0%	0%

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The allowance for doubtful accounts as of December 31, 2017 and 2016 was $22,700 and $32,000, respectively. Bad debt expense for 2017 and 2016 was $70,700 and $60,006, respectively

Uncollectible Advances and Write-offs

At times, we advance issuers money for marketing expenses related to a Regulation Crowdfunding offering according to our policies. These advances are meant to be paid back out of proceeds of the offering and are non-interest bearing. In the event that an issuer offering is not successful and does not raise funds sufficient to cover the advance, we assess the advance for collectability. These advances are considered for a full or partial charge-off or reserve based on how long the advance is past due and management’s assessment of collectability. These advances and relating reserves are included in net accounts receivable in the accompanying consolidated balance sheet.

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Investment Securities

Available-for-Sale Securities

Our available-for-sale securities consist of mutual funds and common stock equities that are tradable in an active market. Unrealized gains and losses on available-for-sale securities, net of applicable taxes, are reported in accumulated other comprehensive income, which is a separate component of the Company’s stockholders' equity, until realized.

We analyze available-for-sale securities for other-than-temporary impairment quarterly or as there is indication that such review is necessary.

We apply the other-than-temporary impairment standards of Accounting Standards Codification (“ASC”) 320, Investments-Debt and Equity Securities.

Non-Marketable and Other Securities

Non-marketable and other securities include investments in non-public equities. Our accounting for investments in non-marketable and other securities depends on several factors, including the level of ownership and the power to control. As further described below, we base our accounting for such securities on: (i) fair value accounting, (ii) equity method accounting, and (iii) cost method accounting.

Investments - Warrants

In connection with negotiated platform fee agreements, we may obtain warrants giving us the right to acquire stock in companies undergoing Regulation A offerings. We hold these assets for prospective investment gains. We do not use them to hedge any economic risks nor do we use other derivative instruments to hedge economic risks stemming from these warrants.

We account for warrants in certain private and public (or publicly traded under the provisions of Regulation A) client companies as derivatives when they contain net settlement terms and other qualifying criteria under ASC 815, Derivatives and Hedging. In general, the warrants entitle us to buy a specific number of shares of stock at a specific price within a specific time period. Certain warrants contain contingent provisions, which adjust the underlying number of shares or purchase price upon the occurrence of certain future events. Our warrant agreements typically contain net share settlement provisions, which permit us to receive at exercise a share count equal to the intrinsic value of the warrant divided by the share price (otherwise known as a “cashless” exercise). These warrants are recorded at fair value and are classified as Investments - warrants on our consolidated balance sheet at the time they are obtained.

The grant date fair values of warrants received in connection with services performed are deemed to be revenue and recognized upon receipt.

Any changes in fair value from the grant date fair value of warrants will be recognized as increases or decreases to investments on our balance sheet and as net gains or losses in other (income) expense, a component of consolidated net income.

In the event of an exercise for shares, the basis or value in the securities is reclassified from Investment - warrants to available-for-sale securities or non-marketable securities, as described below, on the consolidated balance sheet on the latter of the exercise date or corporate action date. The shares in public companies, or companies that trade over-the-counter as allowed by Regulation A, are classified as available-for-sale securities (provided they do not have a significant restriction from sale). Changes in fair value of securities designated as available-for-sale, after applicable taxes, are reported in accumulated other comprehensive income, which is a separate component of stockholders' equity. The shares in private companies without an active trading market are classified as non-marketable securities. Typically, we account for these securities at cost and only record adjustments to the value at the time of exit or liquidation though gains or losses on investments securities, in non-interest income, a component of consolidated net income.

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The fair value of the warrants portfolio is a critical accounting estimate and is reviewed semi-annually. We value our warrants using a modified Black-Scholes option pricing model, which incorporates the following significant inputs, in addition to certain adjustments for general lack of liquidity:

∙	An underlying asset value, which is estimated based on current information available in valuation reports, including any information regarding subsequent rounds of funding or performance of a company.

∙	Stated strike price, which can be adjusted for certain warrants upon the occurrence of subsequent funding rounds or other future events.

∙	Price volatility or risk associated with possible changes in the warrant price. The volatility assumption is based on historical price volatility of publicly traded companies within indices or companies similar in nature to the underlying client companies issuing the warrant.

∙	The expected remaining life of the warrants in each financial reporting period.

∙	The risk-free interest rate is derived from the Treasury yield curve and is calculated based on the risk-free interest rates that correspond closest to the expected remaining life of the warrant on the date of assessment.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of three (3) to five (5) years. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Internal Use Software

We incur software development costs to develop software programs to be used solely to meet our internal needs and cloud-based applications used to deliver our services. In accordance with ASC 350-40, Internal-Use Software, we capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed, the software will be used to perform the function intended, and the value will be recoverable. Reengineering costs, minor modifications and enhancements that do not significantly improve the overall functionality of the software are expensed as incurred. To date, we have not capitalized any costs.

Intangible Assets

Intangible assets are amortized over their respective estimated lives, unless the lives are determined to be indefinite and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The impairment testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

F-28

Management is required to determine the presentation for the preferred stock as a result of the liquidation and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock.

Dividends which are required to be paid upon redemption are accrued and recorded within preferred stock and accumulated deficit.

Equity Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2017, offering costs of $99,843 for the Regulation A offering were charged to stockholders’ equity. No offering costs were incurred during the year ended December 31, 2016.

Revenue Recognition

The Company recognizes revenues from platform fees, marketing services branded under the name “StartEngine Premium,” sponsorship, and related services when (a) persuasive evidence that an agreement exists; (b) the service has been performed; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured. Sponsorships that are for greater than one month are deferred and recognized over the sponsorship period. Platform fees can consist of both cash and warrant consideration and are generally recognized when paid. Warrant consideration is valued at the time the warrants are earned using the Black-Scholes pricing model and recorded as revenue. Certain services performed by the Company, including StartEngine Premium services, are deferred over three (3) to twelve (12) months based on the expected timeline in which the services are expected to be rendered.

For the years ended December 31, 2017 and 2016, revenues consisted of the following:

	2017	2016
Platform and posting fees	$1,416,370	$207,624
StartEngine Premium services	215,500	-
Other revenues	415,078	100,746
	$2,046,948	$308,370

Cost of Revenues

Cost of revenues consists of internal employees, hosting fees, processing fees, and certain software subscription fees that are required to provide services to our issuers.

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising expense for the years ended December 31, 2017 and 2016 was approximately $20,000 and $24,000, respectively.

Research and Development

We incur research and development costs during the process of researching and developing our technologies and future offerings. Our research and development costs consist primarily of non-capitalizable engineering fees for both employees and consultants related to our website and future product offerings, email and other tools that are utilized for client related services and outreach. During the years ended December 31, 2017 and 2016, research and development costs were $356,047 and $684,291, respectively.

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718 Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock or equity award on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

F-29

Income Taxes

The Company applies ASC 740 Income Taxes.  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since Inception.  The Company currently is not under examination by any tax authority.

Earnings per Common and Common Equivalent Share

The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of securities outstanding using the treasury stock method and the average market price per share during the year. Stock options totaling 685,000 and 350,000 shares, as well as convertible preferred stock, were excluded from the calculation of diluted earnings per share for the years ended December 31, 2017 and 2016, respectively, because their effect is anti-dilutive.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

At times, the Company may have certain vendors or customers that make up over 10% of the balance at any given time. However, the Company is not dependent on any single or group of vendors or customers, and accordingly, the loss of any such vendors or customers would not have a significant impact on the Company’s operations.

Risks and Uncertainties

The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the company negatively. Technological and advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective for the Company beginning January 1, 2018. The Company is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures.

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In February 2016, the FASB issued a new accounting standard update (ASU 2016-02, Leases (Topic 842)), which will require for all operating leases the recognition of a right-of-use asset and a lease liability, in the balance sheet. The lease cost will be allocated over the lease term on a straight-line basis. This guidance will be effective on January 1, 2019, on a modified retrospective basis, with early adoption permitted. We are currently evaluating the impact of this guidance on our consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our consolidated financial statements.

NOTE 3 – MARKETABLE SECURITIES AND INVESTMENTS

Available-for-Sale Securities

Available-for-sale securities consisted of the following as of December 31:

	2017	2016
Mutual funds	$1,556,070	$2,605,432
Common stock	10,122	40,477
	$1,566,192	$2,645,909

The Company had $70,332 and $104,463 in unrealized gains and losses, respectively, on mutual funds and common stock held, which is included as unrealized gain (loss) within other comprehensive loss in the consolidated statement of operations and comprehensive loss, for the years ended December 31, 2017 and 2016, respectively. During the years ended December 31, 2017 and 2016, the Company had realized losses on mutual funds sold of $79,100 and $8,929, respectively.

Investments – Warrants

Equity warrants, as described in Note 2, are equity warrants received for services provided. The warrants are valued on the date they are earned and revalued each reporting period. The change in value of the warrants was a decrease of $33,745 for the year ended December 31, 2017 and inconsequential for the year ended December 31, 2016.

NOTE 4 – COMPOSITION OF CERTAIN ASSETS AND LIABILITIES

As of December 31, 2017 and 2016, property and equipment consisted of the following:

	2017	2016
Computer equipment	$6,744	$4,450
Software	3,654	3,654
Total property and equipment	10,398	8,104
Accumulated Depreciation	(3,393)	(876)
	$7,005	$7,228

Depreciation expense for the years ended December 31, 2017 and 2016 was $2,517 and $876, respectively.

As of December 31, 2017 and 2016, accrued liabilities consisted of the following:

	2017	2016
Accrued compensation	$278,760	$100,000
Other accrued liabilities	120,074	26,869
	$398,834	$126,869

NOTE 5 – COMMITMENTS AND CONTINGENCIES

We are currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

The Company maintains offices on a month-to-month lease.

F-31

In March 2016, the company entered into a three-year Platform Network Collaboration and Data Licensing Agreement (the “Platform Agreement”) with NextGen Crowdfunding, LLC, an entity affiliated with one of our significant preferred stockholders, SE Agoura Investment LLC, which is beneficially owned by Aubrey Chernick. The Platform Agreement calls for the Company and the outside entity to collaborate and for the Company to provide data and certain information to the entity for tracking crowdfunding statistics. In consideration, the company is to receive $75,000 per annum, with the first $75,000 being subject to certain milestones being met as defined by the Platform Agreement. The Company received $25,000 upon execution of the Platform Agreement in 2016, and the remaining $50,000 was earned and received in 2017. The second $75,000 was received in March 2017 and will be earned ratably over 12 months.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred Stock

We have authorized the issuance of 7,000,000 shares of our preferred stock with par value of $0.00001. Of these authorized shares 3,500,000 are designated as Series Seed Preferred Stock (“Series Seed”) and 3,500,000 are designated as Series A Preferred Stock (“Series A”).

Series A Preferred Stock

The Series A have liquidation priority over the Series Seed. The Series Seed has liquidation priority over common stock. In the event of the liquidation, dissolution or winding up of the Corporation the Series A shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders’, before any payment is made to the Corporation’s Series Seed or Common stock an amount equal to $1.7182 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Corporation legally available for distribution are insufficient to permit the payment the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A ratably in proportion to the full preferential amounts for which they are entitled. The Series A votes on an as converted basis. The Series A is convertible by the holder at any time after issuance at the conversion price which equates to a one to one basis for common stock. The Series A is automatically convertible into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covert the offer and sale of common stock at an offering price of not less than $8.59 per share, as adjusted, with aggregate gross proceeds to the Corporation of not less than $15,000,000. In addition, the Series A has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Series Seed Preferred stock

The Series Seed have liquidation priority over the common stock. In the event of the liquidation, dissolution or winding up of the Corporation the Series Seed shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders’, after any payment made to Series A, but before any payment is made to the Corporation's Common stock an amount equal to $0.50 per share, as adjusted, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon such event the assets of the Corporation legally available for distribution are insufficient to permit the payment the full preferential amount, the entire assets available for distribution to stockholders shall be distributed to the holders of the Series A first, then ratably in proportion to the full preferential amounts for which they are entitled to the Series Seed. The Series Seed votes on an as converted basis. The Series Seed is convertible by the holder at any time after issuance at the conversion price which equates to on a one to one basis for common stock. The Series Seed is automatically converted into common stock upon the earlier of 1) the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of preferred stock or 2) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, convert the offer and sale of common stock at an offering price of not less than $8.59 per share, as adjusted, with aggregate gross proceeds to the Corporation of not less than $15,000,000. In addition, the Series Seed has various anti-dilution provisions which take into account future sales and issuances of common stock and other dilutive instruments.

Private Placement – Series A

During 2016, the Company received a cash investment of $66,473 and issued 38,687 shares of Series A, or approximately $1.72 per share.

Common Stock

We have authorized the issuance of 25,000,000 shares of our common stock with par value of $0.00001.

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Upon Inception, the Company issued 9,000,000 shares of restricted stock to its founders which vest over four years. During 2016, 860,000 unvested shares were repurchased from certain founders for $86. As of December 31, 2017, 326,900 shares of stock remained unvested and will vest in 2018.

During the year ended December 31, 2017, the Company sold 340,334 shares of common stock through its Regulation A offering. The Company recognized gross proceeds of $1,629,540 and a subscription receivable of $105,267 related to the sale of these shares. The subscription receivable was collected subsequent to December 31 ,2017. In connection with the offering, the Company recognized offering costs of $99,843, which reduced additional paid-in capital. The Company’s Regulation A offering was ongoing as of December 31, 2017.

Stock Options

In 2015, our Board of Directors adopted the StartEngine Crowdfunding, Inc. 2015 Equity Incentive Plan (the “2015 Plan”).  The 2015 Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of our common stock.  Up to 2,030,000 shares of our common stock may be issued pursuant to awards granted under the 2015 Plan. The 2015 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

In 2017 and 2016, the Company granted 335,000 and 100,000 stock options, respectively, under the 2015 Plan to various employees and a contractor. Of these, 75,000 in 2017 were related to a contractor and the remaining were for employees. The granted options had exercise prices ranging from $0.29 to $0.79 for the 2017 granted options and $0.29 for the 2016 granted options and expire in ten years. The 2017 and 2016 granted options vest over four years. The grant date fair value of employee stock options for the years ended December 31, 2017 and 2016 was approximately $148,000 and $14,000, respectively. The stock options were valued using the Black-Scholes pricing model as indicated below:

	December 31, 2017	December 31, 2016
Expected life (years)	6.1-6.3	6.3
Risk-free interest rate	1.9-2.0%	1.0%
Expected volatility	50%	50%
Annual dividend yield	0%	0%

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company currently recognizes option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates.

F-33

A summary of the Company’s stock options activity and related information is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2015	250,000	$0.25	9.5
Granted	100,000	0.29	10.0
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2016	350,000	$0.26	8.8
Granted	335,000	0.43	10.0
Exercised	-	-	-
Expired/Cancelled	(10,000)	0.29	8.9
Outstanding at December 31, 2017	685,000	$0.35	8.5

Exercisable at December 31, 2016	175,619	$0.25	8.5
Exercisable at December 31, 2017	271,865	$0.26	7.6

Stock option expense for the years ended December 31, 2017 and 2016 was $80,955 and $10,249, respectively. The Company expects to recognize the remaining value of the employee options through 2021 approximately as follows: $44,000 in 2018, $40,000 in 2019, $40,000 in 2020, and $5,000 in 2021. The outstanding stock options have a weighted average remaining vesting period of approximately 2.1 years. Contractor options are revalued each reporting period.

Stock option expense of $80,955 for the year ended December 31, 2017 was allocated as follows: $1,654 to cost of revenues, $46,149 to general and administrative expenses, $14,322 to sales and marketing expenses, and $18,830 to research and development expenses. Stock option expense of $10,249 for the year ended December 31, 2016 was allocated entirely to general and administrative expenses.

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company entered into a Platform Agreement with a related party as described in Note 5.

NOTE 8 – INCOME TAXES

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31:

	2017	2016
Current tax provision:
Federal	$-	$-
State	8,621	911
Total	8,621	911

Deferred tax provision:
Federal	(2,206,309)	(1,440,876)
State	(378,410)	(247,115)
Total	(2,584,719)	(1,687,991)
Valuation allowance	2,584,719	1,687,991
Total provision for income taxes	$8,621	$911

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the period ended December 31:

	2017	2016
Federal tax benefit at statutory rate	34.0%	34.0%
Permanent differences:
State taxes, net of federal benefit	5.2%	5.7%
Meals and entertainment	-0.5%	-0.3%
Stock option compensation	-1.3%	-0.1%
Temporary differences:
Change in valuation allowance	-37.0%	-39.3%
Total provision	0.4%	0.0%

F-34

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)
	2017	2016
Depreciation and amortization	$(56)	$(848)
Reserves and accruals	93,750	94,239
Net operating loss carryforwards	1,647,436	1,658,294
Valuation allowance	(1,741,130)	(1,751,685)
Net deferred tax asset, non-current	$-	$-

Based on federal tax returns filed, or to be filed, through December 31, 2017, we had available approximately $6,139,815 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure.  Net operating loss carryforwards start to expire 2034 or 20 years for federal income and state tax reporting purposes.

In December 2017, the Tax Cuts and Jobs Act, which provides tax relief for certain corporations, effective January 1, 2018, was passed. The Company reflected the income tax effects of those aspects of the Act to the deferred tax assets and liabilities. We are required to recognize the effect of the tax law changes in the period of enactment. The Company’s deferred tax assets decreased $843,589 due to the decrease in the federal statutory rate from 35% to 21%.

NOTE 9 – SUBSEQUENT EVENTS

Subsequent to December 31, 2017, the Company granted 660,000 options to employees and non-employees which will vest over four years. Additionally, the Company has drawn $1,814,511 in cash out of escrow and recognized an additional subscription receivable of approximately $133,000 related to 394,287 shares that have been issued through the Company’s ongoing Regulation A offering.

The Company has evaluated subsequent events that occurred after December 31, 2017 through April 30, 2018, the issuance date of these consolidated financial statements. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements.

F-35

PART III

INDEX TO EXHIBITS

2.1	Second Amended and Restated Certificate of Incorporation*
2.2	Bylaws*
2.3	Form of Third Amended and Restated Certificate of Incorporation*
2.4	Form of Amended and Restated Bylaws*
3.1	Amended and Restated Investors’ Rights Agreement*
3.2	Form of Code for Smart Contract*
4.1	Form of Common Stock Subscription Agreement
4.2	Form of Preferred Stock Subscription Agreement
6.1	2015 Equity Incentive Plan*
6.2	Platform Agreement with NextGen CrowdFunding dated March 24, 2016*
6.3	Employment Agreement entered into January 2016 (Howard Marks)*
6.4	Employment Agreement entered into January 2016 (Ronald Miller)*
6.5	Severance Agreement and General Release dated November 2, 2016 (Ronald Miller)*
6.6	Observer Rights Agreement dated November 2, 2016 (Ronald Miller)*
6.7	Technology Agreement Account Form dated October 30, 2018
8.	Escrow Services Agreement dated October 30, 2018
11.	Consent of dbbmckennon
12.	Form of Attorney opinion on legality of the offering*
13.	“Test the waters” materials*

*Previously filed

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on October 31, 2018.

StartEngine Crowdfunding, Inc.

/s/ Howard Marks

By Howard Marks
CEO of StartEngine Crowdfunding, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Howard Marks
Howard Marks, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director
Date: October 31, 2018

/s/ Ronald Miller
Ronald Miller, Director and Chairman
Date: October 31, 2018

39